Exhibit 10.50

RESTATEMENT
OF THE
SALLIE MAE 401(k) SAVINGS PLAN

-- Plan Document --

Effective January 1, 2018

TABLE OF CONTENTS

Page

ARTICLE 1	NAME AND EFFECTIVE DATE	1
1.01	Name of Plan	1
1.02	Effective Date	1
ARTICLE 2	DEFINITIONS	4
2.01	Affiliated Employer	4
2.02	After-Tax Contribution	4
2.03	Aggregation Group	4
2.04	Authorized Leave of Absence	4
2.05	Beneficiary	5
2.06	Board of Directors	5
2.07	Code	5
2.08	Committee	5
2.09	Compensation	5
2.10	Corporation	6
2.11	Determination Date	6
2.12	Direct Rollover	6
2.13	Disability	6
2.14	Effective Date	6
2.15	Eligible Retirement Plan	6
2.16	Eligible Rollover Distribution	7
2.17	Employee	7
2.18	Employee Account	8
2.19	Employee Contribution	9
2.20	Employer	9
2.21	Employer Core Contribution	9
2.22	Employer Discretionary Profit-Sharing Contribution	9
2.23	Employer Matching Contribution	10
2.24	Employment Commencement Date	10
2.25	ERISA	10
2.26	Five Percent Owner	10
2.27	Fund	10
2.28	Highly Compensated Employee	10
2.29	Hour of Service	11
2.30	Key Employee	11
2.31	Leased Employee	12
2.32	Named Fiduciary	12
2.33	Navient	12
2.34	Navient Common Stock	12
2.35	Navient Stock Fund	12
2.36	Navient Plan	12

TABLE OF CONTENTS
(continued)

Page

2.37	Non-deferred Compensation	12
2.38	Non-Key Employee	14
2.39	Normal Retirement Age	14
2.40	One Percent Owner	14
2.41	Participant	14
2.42	Pension Plan	15
2.43	Period of Service	15
2.44	Period of Severance	15
2.45	Permissive Aggregation Group	15
2.46	Plan	15
2.47	Plan Administrator	15
2.48	Plan Year	15
2.49	Qualified Beneficiary	15
2.50	Qualified Non-Elective Contribution	16
2.51	Reemployment Commencement Date	16
2.52	Required Aggregation Group	16
2.53	Rollover Contribution	16
2.54	Roth Contribution	16
2.55	Service Contract Act Contribution	16
2.56	Severance from Service Date	16
2.57	SLM Common Stock	17
2.58	SLM Stock Fund	17
2.59	Spouse	17
2.60	Top Heavy Group	17
2.61	Top Heavy Plan	17
2.62	Trust Agreement	18
2.63	Trustee	18
2.64	Valuation Date	18
2.65	Vested Benefit	18
2.66	Year of Participation	18
2.67	Year of Vesting Service	18
ARTICLE 3	ELIGIBILITY & PARTICIPATION	20
3.01	Eligibility	20
3.02	Participation	20
3.03	Re-employment of Former Participant or Former Employee and Change in Employment Status	21
3.04	Transfer of Participant to Another Employer	22
3.05	Transfer of Participant to an Affiliated Employer	22
3.06	Transfer of Participant from Affiliated Employer	22

TABLE OF CONTENTS
(continued)

Page

ARTICLE 4	CONTRIBUTIONS	23
4.01	Employer Contributions	23
4.02	Rollover Contributions	25
4.03	Distribution of Employee Contributions that Exceed the Statutory Limitation	26
4.04	Change of Contribution Rate and Suspension of Contributions	26
4.05	Payment to the Trustee	26
4.06	Safe Harbor Requirements	27
4.07	Maximum Benefit and Contribution Limitations	27
ARTICLE 5	INVESTMENT ELECTIONS AND ACCOUNTS OF PARTICIPANTS	29
5.01	Participant Investment Elections	29
5.02	Investment Alternatives	29
5.03	SLM Stock Fund	29
5.04	Allocation to Accounts	29
5.05	Determination of Account Balances Binding	30
5.06	Participation of Additional Employers	30
5.07	Voting Rights of SLM Common Stock	30
ARTICLE 6	IN-SERVICE WITHDRAWALS AND LOANS	32
6.01	Withdrawals from Voluntary Contribution and Participant Contribution Sub-Accounts	32
6.02	Withdrawals from Rollover Contribution Sub-Accounts	32
6.03	Withdrawals from Employer Matching Contribution Sub-Accounts, Employer Discretionary Profit-Sharing Contribution Sub-Accounts, Employer Core Contribution Sub-Accounts, and Service Contract Act Contribution Sub-Accounts	33
6.04	Hardship Withdrawals from Employee Contribution Sub-Accounts	33
6.05	Loans	35
ARTICLE 7	VESTING	36
7.01	Vesting	36
ARTICLE 8	DISTRIBUTIONS	37
8.01	Earliest Time for and Method of Distribution of Benefits	37
8.02	Time of Payment	37
8.03	Distribution of Small Benefits	37

TABLE OF CONTENTS
(continued)

		Page
8.04	Latest Time for Distribution	38
8.05	Missing Participant or Beneficiary	39
8.06	Election of Direct Rollover of a Vested Benefit	39
8.07	Death of a Participant During Qualified Military Service	40
ARTICLE 9	PLAN ADMINISTRATION	41
9.01	Committee	41
9.02	Powers and Duties of the Committee	41
9.03	Delegation of Responsibilities	41
ARTICLE 10	CONTROL AND MANAGEMENT OF ASSETS	42
10.01	In General	42
ARTICLE 11	FIDUCIARY LIABILITY INSURANCE AND INDEMNIFICATION	43
11.01	Fiduciary Liability Insurance	43
11.02	Indemnity	43
ARTICLE 12	AMENDMENTS TO OR TERMINATION OF THE PLAN	44
12.01	Right of Corporation to Amend or Terminate the Plan	44
12.02	Termination of Plan	44
12.03	Withdrawal of an Employer	45
12.04	Plan-to-Plan Transfer	45
ARTICLE 13	TOP HEAVY PROVISIONS	46
13.01	Top Heavy Plan Requirements	46
13.02	Top Heavy Minimum Contribution Requirement	46
13.03	Top-Heavy Provisions	46
ARTICLE 14	MISCELLANEOUS	47
14.01	Rights of Employees	47
14.02	Notice of Address	47
14.03	Data	47
14.04	Merger	47
14.05	Fund to be for the Exclusive Benefit of Participants	47
14.06	Facility of Payment	48
14.07	Restrictions on Alienation	48
14.08	Headings	48
14.09	Construction	48

TABLE OF CONTENTS
(continued)

		Page
14.10	Exclusion and Severability	48
14.11	Special Rule Relating to Military Service	49
14.12	Application of Forfeitures	49
14.13	Contractual Limitation Period	49
ARTICLE 15	SPECIAL PROVISIONS APPLICABLE TO CORPORATE TRANSACTIONS	50
15.01	Special Vesting Provisions	50
15.02	USA Group Special Provisions	51
15.03	Southwest Student Services Corporation Special Provisions	51
ARTICLE 16	SIGNATURE	52
APPENDIX A	SALLIE MAE 401(K) SAVINGS PLAN PARTICIPATING EMPLOYERS	53
APPENDIX B	ADDITIONAL PROVISIONS RELATED TO REQUIRED MINIMUM DISTRIBUTIONS	54

ARTICLE 1
NAME AND EFFECTIVE DATE

1.01 Name of Plan. Effective November 1, 1997, this Plan shall be known as the Sallie Mae 401(k) Savings Plan. Prior to November 1, 1997, the Plan was known as the Student Loan Marketing Association Employees' Thrift and Savings Plan.

This Plan is a profit-sharing plan. This Plan is intended to qualify as a participant-directed account plan under section 404(c) of ERISA.

1.02 Effective Date. The Effective Date of the Plan is April 1, 1974. The Plan was amended and restated to reflect statutory changes that are generally effective January 1, 1997, (except to the extent an amendment required by a statutory enactment is effective on a later date, as stated herein), and to reflect administrative changes to the Plan. The Plan was restated as of February 28, 1999, to reflect amendments made to the Plan after January 1, 1997 and effective on February 28, 1999 unless otherwise stated herein. The Plan was further restated as of December 31, 1999 to reflect amendments through December 31, 1999, and the Plan was further restated as of December 31, 2001 to reflect amendments through December 31, 2001. The Plan was further amended by the First Amendment to the Sallie Mae 401(k) Savings Plan to comply with the Economic Growth and Tax Relief Reconciliation Act of 2001, and to incorporate certain other plan design changes. The Plan was further amended by the Second Amendment to the Sallie Mae 401(k) Savings Plan, effective as of January 1, 2003 or as otherwise provided, to incorporate certain plan design changes. The Plan was thereafter amended as of January 1, 2006 to incorporate changes to the optional forms of benefit and for purposes of further defining eligibility and vesting service for new participants added to the plan as a result of acquisition. In addition, the Plan was amended by the First Amendment to the Sallie Mae 401(k) Savings Plan (as most recently restated as of January 1, 2010), effective January 1, 2007 (or such later effective date provided therein), to incorporate certain changes required by the Heroes Earnings Assistance and Relief Tax Act of 2008.

The Plan was further restated as of September 1, 2006, to reflect amendments through January 1, 2006. The Plan (as most recently restated as of September 1, 2006, to reflect amendments through January 1, 2006) was then amended as follows: (1) by the First Amendment, effective as of January 1, 2006, or as otherwise provided, to incorporate certain changes required by the final regulations issued under section 401(k) of the Code; (2) by the Second Amendment, effective as of August 1, 2007, to incorporate changes related to a freeze in eligibility and participation under the Plan; (3) by the Third Amendment, effective as of October 1, 2008, to make changes to the definition of Compensation and the amount of Employer Core Contributions and Employer Matching Contributions; (4) by the Fourth and Fifth Amendments, effective as of January 1, 2008, to clarify the administrative provisions of the Plan and to comply with the final regulations issued under section 415 of the Code; (5) by the Sixth Amendment, effective as of September 1, 2009, to reflect a special employer discretionary contribution (a "Service Contract Act Contribution") exclusively for employees designated by the Corporation as government contract employees; (6) by the Seventh Amendment, effective January 1, 2007 and

January 1, 2008, to incorporate certain changes required by the Pension Protection Act of 2006; (7) by the Eighth Amendment, effective for distributions on and after January 1, 2003, to comply with the final regulations issued under section 401(a)(9) of the Code; and (8) by the Ninth Amendment, effective January 1, 2009, to clarify how the Plan has been administered. The Plan was further amended and restated, effective as of January 1, 2010, to reflect the merger of the Sallie Mae 401(k) Retirement Savings Plan into the Plan, to restore the eligibility and participation provisions, and to reflect amendments through January 1, 2010.

The Plan was further amended and restated, effective at 4:00pm EDT on April 30, 2014, for the spinoff of Navient from the Corporation. In connection with and pursuant to the spin-off of Navient from the Corporation, the following portions of Employee Accounts shall be spun-off from the Plan and transferred to, and received by, the Navient Plan:

(a) Participants employed by an Employer at 4:00pm EDT on April 30, 2014 shall have the Navient Plan receive all Navient Common Stock distributed on April 30, 2014 with respect to SLM Common Stock held in the SLM Stock Fund on April 30, 2014; and

(b) individuals employed by Navient or an affiliated employer of Navient at 4:00pm EDT on April 30, 2014 shall have (i) the Navient Plan receive all Navient Common Stock distributed on April 30, 2014 with respect to SLM Common Stock held in the SLM Stock Fund on April 30, 2014 and (ii) all accounts under the Plan (other than the portion of any accounts invested in the SLM Stock Fund on April 30, 2014) transferred to the Navient Plan as soon as practicable after April 30, 2014; and

(c) individuals who, as of 4:00pm EDT on April 30, 2014, were treated as terminated vested Participants under the Plan shall have (i) the Navient Plan receive all Navient Common Stock distributed on April 30, 2014 with respect to SLM Common Stock held in the SLM Stock Fund on April 30, 2014 and (ii) all accounts under the Plan (other than the portion of any accounts invested in the SLM Stock Fund on the April 30, 2014) transferred to the Navient Plan as soon as practicable after April 30, 2014.

The Plan was amended and restated effective as of January 1, 2015 for the IRS Cycle D determination letter filing submitted on February 2, 2015 and the IRS determination letter dated February 10, 2017.

This restatement of the Plan is effective January 1, 2018 and includes amendments, effective January 1, 2018, to add Roth Contributions and After-Tax Contributions, change the Employer Matching Contribution formula to one hundred percent (100%) of the Participant's Employee Contributions that do not exceed five percent (5%) of Compensation, eliminate Employer Core Contributions, and provide for automatic enrollment of newly hired or rehired Employees who do not make a salary deferral authorization within thirty (30) days of becoming eligible to participate.

Except as may otherwise be provided by ERISA or other law or the terms of this Plan, the benefit of a former Participant who terminated his employment with an Employer before the effective date of an amendment shall be governed by the provisions of the Plan as in effect on the date of such termination.

ARTICLE 2
DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.01 Affiliated Employer. "Affiliated Employer" means:

(a) any corporation which is in the same "controlled group of corporations", as defined in section 414(b) of the Code, as an Employer, but which is not an Employer;

(b) any trade or business which is under common control, as defined in section 414(c) of the Code, with an Employer, but which is not an Employer;

(c) any employer that is a member of an affiliated service group, as defined in section 414(m) of the Code, that includes an Employer, but which is not an Employer; or

(d) any other entity that is required to be aggregated with an Employer pursuant to regulations under section 414(o) of the Code, but which is not an Employer.

A corporation, a trade or business, an employer or an entity is an Affiliated Employer for all purposes under the Plan only during the period or periods when the corporation is a member of the same controlled group of corporations as an Employer, when the trade or business is under common control with an Employer, when the employer is a member of an affiliated service group that includes an Employer, or when the entity is required to be aggregated with an Employer. For purposes of Section 4.07, the definitions prescribed by sections 414(b) and 414(c) of the Code shall be modified as provided by section 415(h) of the Code.

2.02 After-Tax Contribution means a contribution made to the Plan by an Employer pursuant to an Employee's salary reduction authorization and is included in the Participant's gross income in the year in which the contribution is made.

2.03 Aggregation Group. "Aggregation Group" means either a Required Aggregation Group or a Permissive Aggregation Group.

2.04 Authorized Leave of Absence. "Authorized Leave of Absence" means:

(a) a leave of absence of an employee approved by an Employer or Affiliated Employer in accordance with rules that apply on a uniform basis to all similarly situated employees; or

(b) a leave of absence of an employee as required by the Veteran Re-employment Rights Act or other applicable law.

2.05 **Beneficiary**. "Beneficiary" means the person, persons or entity, including one or more trusts, last designated, on a form supplied by the Committee, by a Participant as a beneficiary, co-beneficiary or contingent beneficiary to receive benefits payable under the Plan in the event of the death of the Participant; provided, however, that in the case of a married Participant, the Beneficiary shall be the Participant's surviving Spouse, unless the surviving Spouse consents, on a form supplied by the Committee, to the designation of another Beneficiary or Beneficiaries. The Spouse's consent must acknowledge the effect of such designation, must be witnessed by a Plan representative or a notary public, and, unless the Spouse executes a general consent, must acknowledge the specific non-Spouse Beneficiary, if any, including any class of Beneficiaries or any contingent Beneficiaries. A general consent to permit the Participant to change his Beneficiary without any requirement of further consent by his Spouse is valid only if the Spouse acknowledges that the Spouse has a right to limit consent to a specific Beneficiary and the Spouse voluntarily relinquishes that right. Notwithstanding the above, if it is established to the satisfaction of a Plan representative that such consent may not be obtained because there is no Spouse or because the Spouse cannot be located, no consent will be required. Spousal consent is also not required if the Participant is legally separated or the Participant has been abandoned, within the meaning of local law, and the Participant has a court order to such effect. If the Spouse is legally incompetent to give consent, the Spouse's legal guardian, even if the guardian is the Participant, may give consent.

If no designation of a Beneficiary is in effect at the time of death of the Participant, or if no person, persons or entity so designated shall survive the Participant, the Beneficiary shall be the Participant's surviving Spouse, if any, or if there shall be no such surviving Spouse, the Beneficiary shall be the estate of the Participant.

2.06 **Board of Directors**. "Board of Directors" or "Board" means the Board of Directors of the Corporation.

2.07 **Code**. "Code" means the Internal Revenue Code of 1986, as amended.

2.08 **Committee**. "Committee" means the committee appointed to administer the Plan as provided in Article 9.

2.09 **Compensation**. "Compensation" means, for the portion of a Plan Year during which an Employee is a Participant, the gross amount of base salary, overtime, shift differential, bonus and commissions paid by the Employer to an Employee for services rendered as an Employee to or on behalf of the Employer, including payments for sick leave, vacation, holidays, jury duty, bereavement and other paid leaves of absence, recruiting/job referral bonuses, plus any amount that is deferred or reduced pursuant to a salary reduction agreement in respect of which the Employer makes contributions to this Plan or to a cafeteria plan within the meaning of section 125 of the Code, except that Compensation shall not include severance, hiring bonuses, short-term and long-term disability payments, any amount deferred or paid under a nonqualified deferred compensation plan maintained by the Employer; amounts paid on account of the Corporation's Vacation Sell Program; or amounts paid on account of the exercise of stock

options or on account of the award or vesting of restricted stock or other stock-based compensation. The annual Compensation of each Participant taken into account under the Plan shall not exceed $275,000 (for 2018), adjusted as of January 1 of each calendar year pursuant to sections 401(a)(17) and 415(d) of the Code.

2.10 Corporation. "Corporation" means SLM Corporation or any other person, firm or corporation which may succeed to the business of SLM Corporation by merger, consolidation or otherwise and which, by appropriate action, shall adopt the Plan, except that prior to May 17, 2002, "Corporation" means USA Education, Inc., prior to July 31, 2000, "Corporation" means SLM Holding Corporation, and prior to August 7, 1997, "Corporation" means Student Loan Marketing Association.

2.11 Determination Date. "Determination Date" means, with respect to any Plan Year, (a) the last day of the immediately preceding Plan Year, or (b) in the case of the first Plan Year of the Plan, the last day of such Plan Year.

2.12 Direct Rollover. "Direct Rollover" means a payment by the Plan of an Eligible Rollover Distribution to the Eligible Retirement Plan specified by the Participant or a Qualified Beneficiary.

2.13 Disability. "Disability" means a mental or physical condition for which an individual receives disability benefits for total and permanent disability under either (a) the Federal Social Security Act or (b) any welfare plan maintained by the Employer that provides long-term disability benefits.

2.14 Effective Date. "Effective Date" means April 1, 1974, the date when this Plan first became effective.

2.15 Eligible Retirement Plan. "Eligible Retirement Plan" means an individual retirement account described in section 408(a) of the Code, an individual retirement annuity described in section 408(b) of the Code, an annuity plan described in section 403(a) of the Code, a qualified trust described in section 401(a) of the Code, an eligible deferred compensation plan described in section 457(b) of the Code that is maintained by an eligible employer described in section 457(e)(1)(A) of the Code and that agrees to separately account for amounts rolled into such plan from this Plan, an annuity contract described in section 403(b) of the Code, or a Roth IRA if the rollover requirements of sections 402(c) and 408A of the Code (as applicable) are met, that accepts the Participant's or Qualified Beneficiary's Eligible Rollover Distribution. If any portion of an Eligible Rollover Distribution is attributable to payments or distributions from the Roth Contribution portion of an Employee Contribution sub-account, an Eligible Retirement Plan with respect to such portion will include only another designated Roth account of the individual from whose account the payments or distributions were made, or a Roth IRA of such individual. However, in the case of an Eligible Rollover Distribution to a surviving Spouse who is not an alternate payee under a qualified domestic relations order, as defined in section 414(p)

of the Code, an Eligible Retirement Plan is an individual retirement account described in section 408(a) of the Code or an individual retirement annuity described in section 408(b) of the Code.

In the case of an Eligible Rollover Distribution to a Qualified Beneficiary who is the Participant's or former Participant's surviving Spouse, or Spouse or former Spouse who is an alternate payee under a qualified domestic relations order (as defined in section 414(p) of the Code), an Eligible Retirement Plan shall be defined in the same manner as if such Qualified Beneficiary were the Employee. However, in the case of an Eligible Rollover Distribution to any other Qualified Beneficiary, an "Eligible Retirement Plan" shall include only an individual retirement account described in section 408(a) of the Code, an individual retirement annuity described in section 408(b) of the Code, or a Roth IRA, if the rollover requirements of sections 402(c) and 408A of the Code (as applicable) are met.

2.16 Eligible Rollover Distribution. "Eligible Rollover Distribution" means any distribution of all or any portion of a Participant's Vested Benefit, except that an Eligible Rollover Distribution does not include: any distribution that is one of a series of substantially equal periodic payments, made not less frequently than annually, for the life, or life expectancy, of the Participant or the Participant's designated beneficiary or the joint lives (or joint life expectancies) of the Participant and the Participant's designated beneficiary, or for a specified period of ten years or more; any distribution, to the extent such distribution is required under section 401(a)(9) of the Code; the portion of any distribution that is not includible in gross income, determined without regard to the exclusion for net unrealized appreciation with respect to employer stock; and any amount distributed on account of hardship.

Notwithstanding any provision of the Plan to the contrary, a portion of a distribution shall not fail to be an Eligible Rollover Distribution merely because the portion consists of voluntary employee contributions that are not includible in gross income; provided, however, such portion may be transferred only to an individual retirement account or annuity described in sections 408(a) or (b) of the Code, a qualified retirement plan (either a defined contribution plan or a defined benefit plan) described in section 401(a) or 403(a) of the Code, or an annuity contract described in section 403(b) of the Code that agrees to separately account for amounts so transferred and earnings thereon, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.

2.17 Employee. "Employee" means any person who is employed by an Employer. Notwithstanding the prior provision, the following classifications of employees are excluded:

(a) any such person who is a member of a unit of employees covered by a collective bargaining agreement where retirement benefits have been the subject of good faith collective bargaining between the collective bargaining agent and an Employer, unless such collective bargaining agreement expressly provides for the inclusion of such persons as Participants in the Plan;

(b) any such person who is a Leased Employee;

(c) any such person who is treated by an Employer as a Leased Employee, independent contractor, or employee of a third party other than the Employer or Affiliated Employer, even if such person is later determined to have been a common law employee of the Employer;

(d) any Employee who is hired in order to participate in a training program established for the purpose of training and recruiting future full-time Employees, such as intern, co-op, mentor or any other similar program that may be implemented by the Employer; and

(e) any Employee employed on a temporary or periodic basis, by the Corporation or by any Affiliated Employer, where such Employee from time to time accepts, at his or her discretion, job assignments having a fixed and limited duration, such as (but not limited to) special project(s) to cover illness, vacation or other temporary vacancies or unusual or cyclical employment needs, at potentially varying rates of compensation commensurate with each job assignment and who is classified in the Employer's records as a "temporary employee."

When used in the Plan without an initial capital letter, the term "employee" means any person who is employed by an Employer or Affiliated Employer under the common-law standard.

2.18 Employee Account. "Employee Account" means a separate account maintained for each Participant which is composed of the following sub-accounts (to the extent amounts are credited to any such sub-account):

(a) an Employee Contribution sub-account, which consists of the Employee Contributions contributed to the Plan pursuant to Section 4.01(a) (including separately accounted for Roth Contributions) and separately accounted for Rollover Contributions of Roth amounts contributed to the Plan pursuant to Section 4.02;

(b) an After-Tax Contribution sub-account, which consists of the After-Tax Contributions contributed to the Plan pursuant to Section 4.01(a) and separately accounted for Rollover Contributions of after-tax amounts contributed to the Plan pursuant to Section 4.02;

(c) an Employer Matching Contribution sub-account, which consists of the Employer Matching Contributions contributed to the Plan pursuant to Section 4.01(b);

(d) an Employer Discretionary Profit-Sharing Contribution sub-account, which consists of the Employer Discretionary Profit-Sharing Contributions contributed to the Plan pursuant to Section 4.01(c);

(e) an Employer Core Contribution sub-account, which consists of the Employer Core Contributions contributed to the Plan for Plan Years ending on or before December 31, 2017;

(f) a Rollover Contribution sub-account, which consists of a Participant's Rollover Contributions contributed to the Plan pursuant to Section 4.02;

(g) a participant contribution sub-account, which consists of the participant contributions contributed to the Plan prior to January 1, 1982;

(h) a voluntary contribution sub-account, which consists of the voluntary contributions contributed to the Plan prior to January 1, 1987;

(i) a Qualified Non-Elective Contribution sub-account, which consists of any Qualified Non-Elective Contributions that were previously contributed to the Plan as necessary to pass the nondiscrimination tests described in section 401(k)(3), 401(k)(12), 401(m)(2), or 401(m)(11) of the Code; and

(j) a Service Contract Act Contribution sub-account, which consists of the Service Contract Act Contributions contributed to the Plan pursuant to Section 4.01(f).

Each sub-account shall be adjusted as of each Valuation Date to reflect investment earnings or losses thereon and any other applicable adjustments thereto, including such allocations described in Section 5.04.

From time to time, additional sub-accounts may be established and maintained for recordkeeping purposes to protect optional forms of benefits, rights and features as may be required upon plan asset transfers arising from mergers and acquisitions.

2.19 Employee Contribution. "Employee Contribution" means a contribution made to the Plan by an Employer pursuant to an Employee's pre-tax salary deferral election. Notwithstanding the foregoing, unless specifically stated otherwise herein or otherwise required by law, Roth Contributions will be treated as Employee Contributions for all purposes under the Plan.

2.20 Employer. "Employer" means the Corporation or any wholly- or majority-owned subsidiary of the Corporation or any organization affiliated with or associated with the Corporation which adopts the Plan and becomes a party to it with the written approval of the Committee or otherwise becomes a party to it as of 4:00pm EDT on April 30, 2014. A list of the Employers as of the date of this restatement is attached hereto as Appendix A.

2.21 Employer Core Contribution. "Employer Core Contribution" means a contribution to the Plan by the Employer in Plan Years ending on or before December 31, 2017.

2.22 Employer Discretionary Profit-Sharing Contribution. "Employer Discretionary Profit-Sharing Contribution" means a contribution to the Plan by the Employer in accordance with Section 4.01(c).

2.23 Employer Matching Contribution. "Employer Matching Contribution" means a contribution to the Plan by the Employer in accordance with Section 4.01(b), which matches in whole or in part an Employee Contribution made to the Plan on behalf of an Employee.

2.24 Employment Commencement Date. "Employment Commencement Date" means the date an employee first performs an Hour of Service for an Employer or Affiliated Employer.

2.25 ERISA. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.26 Five Percent Owner. "Five Percent Owner" means any person who owns (or is considered as owning within the meaning of section 318 of the Code, as modified by substituting "5 percent" for "50 percent" in section 318(a)(2)(C) of the Code) more than five percent (5%) of the outstanding stock of an Employer or any Affiliated Employer or stock possessing more than five percent (5%) of the total combined voting power of all stock of an Employer or any Affiliated Employer, or any person who owns more than five percent (5%) of the capital or profits interest in any Affiliated Employer that is not a corporation.

2.27 Fund. "Fund" means the trust fund established under the Trust Agreement and funded by Employer and Employee contributions and from which benefits are to be paid.

2.28 Highly Compensated Employee. "Highly Compensated Employee" means an employee who is a highly compensated active employee or highly compensated former employee, within the meaning of section 414(q) of the Code and the regulations thereunder. A Highly Compensated Employee includes any active employee who:

(a) was a Five Percent Owner at any time during the current Plan Year or the preceding Plan Year, or

(b) for the preceding Plan Year, received Non-deferred Compensation from the Employer in excess of $120,000 (for 2018), as adjusted pursuant to sections 414(q) and 415(d) of the Code, and was in the top-paid group of employees for such preceding Plan Year.

The top-paid group of employees is the group consisting of the top twenty percent (20%) of employees when ranked on the basis of Non-deferred Compensation paid during such preceding Plan Year, excluding the following employees:

(i) employees who have not completed six (6) months of service;

(ii) employees who normally work less than seventeen and one-half (17½) hours per week;

(iii) employees who normally work during not more than six (6) months during any Plan Year;

(iv) employees who have not attained age 21; and

(v) except to the extent provided in regulations, employees who are included in a unit of employees covered by an agreement which the Secretary of Labor finds to be a collective bargaining agreement between employee representatives and the Employer.

A former employee shall be a Highly Compensated Employee if (A) such employee was a Highly Compensated Employee when such employee separated from service, or (B) such employee was a Highly Compensated Employee at any time after attaining age fifty-five (55). Whether or not a former employee is a Highly Compensated Employee shall be determined in accordance with applicable regulations as in effect for that determination year.

2.29 Hour of Service. "Hour of Service" means:

(a) Each hour for which an employee is directly or indirectly paid, or entitled to payment, by an Employer or Affiliated Employer for the performance of duties;

(b) Each hour for which no duties were performed but for which back pay, irrespective of mitigation of damages, has either been awarded or agreed to by an Employer or Affiliated Employer, which hours shall be credited for the Plan Year to which the award or agreement pertains; and

(c) Each hour for which an employee is directly or indirectly paid, or entitled to payment, by an Employer or Affiliated Employer for a period during which no duties are performed, irrespective of whether the employment relationship has terminated, due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty or leave of absence, which hours shall be credited for the Plan Year in which payment is made or due. An hour for which an employee is directly or indirectly paid, or entitled to payment, on account of a period during which no duties are performed shall not be credited to the employee if such payment is made or due under a plan maintained solely for the purpose of complying with applicable workers' compensation, unemployment compensation, or disability insurance laws; and Hours of Service shall not be credited for a payment which solely reimburses an employee for medical or medically related expenses incurred by the employee.

The same Hours of Service shall not be credited under (a) or (c) above, as the case may be, and under (b) above. Nothing herein shall be construed as denying an employee credit for an Hour of Service if credit is required by ERISA or other Federal law.

Notwithstanding anything in this Section 2.28 to the contrary, Hours of Service shall be calculated and credited pursuant to section 2530.200b-2 of the Department of Labor regulations which are incorporated herein by reference.

2.30 Key Employee. "Key Employee" means, for any Plan Year, any employee or former employee of an Employer or an Affiliated Employer or beneficiary of such employee who, at any time during such Plan Year is:

(a) an officer of an Employer or an Affiliated Employer having annual Non-deferred Compensation greater than $175,000 (for 2018), as adjusted annually by the Commissioner of Internal Revenue; provided that no more than fifty (50) employees shall be treated as officers for such purpose;

(b) a Five Percent Owner within the meaning of sections 416(i)(1)(A)(ii) and (B)(i) of the Code and the regulations thereunder; or

(c) a One Percent Owner having aggregate annual Non-deferred Compensation of more than $150,000, within the meaning of sections 416(i)(1)(A)(iii) and (B)(ii) of the Code and the regulations thereunder.

2.31 Leased Employee. "Leased Employee" means any person, other than an employee of an Employer or Affiliated Employer, who pursuant to an agreement between an Employer or Affiliated Employer and any other person ("leasing organization") has performed services for an Employer or Affiliated Employer on a substantially full-time basis for a period of at least one year and such services are performed under the primary direction or control of the Employer or Affiliated Employer. A Leased Employee shall be considered an employee of an Employer or an Affiliated Employer to the extent required by ERISA and/or the Code.

2.32 Named Fiduciary. "Named Fiduciary" means the Committee and the Trustee, but only with respect to the specific responsibilities of each for the administration of the Plan and Fund. The fiduciary responsibility of the Committee shall be as set forth in Articles 9 and 10. The fiduciary responsibility of the Trustee shall be as set forth in the Trust Agreement.

2.33 Navient. "Navient" means Navient Corporation.

2.34 Navient Common Stock. "Navient Common Stock" means common stock of Navient.

2.35 Navient Stock Fund. "Navient Stock Fund" means the portion of the Navient Plan fund invested in Navient Common Stock.

2.36 Navient Plan. "Navient Plan" means the Navient 401(k) Savings Plan as in effect on April 30, 2014.

2.37 Non-deferred Compensation. "Non-deferred Compensation" includes all of the following:

(a) The employee's wages, salaries, fees for professional services, and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the Employer to the extent that the amounts are includible in gross income (including, but not limited to, commissions paid to salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, and reimbursements or other expense

allowances under a non-accountable plan (as described in section 1.62-2(c) of the Treasury Regulations).

(b) In the case of an employee who is an employee within the meaning of section 401(c)(1) of the Code and the regulations thereunder, the employee's earned income (as defined in section 401(c)(2) of the Code and the regulations thereunder).

(c) Amounts described in sections 104(a)(3), 105(a), and 105(h) of the Code, but only to the extent that these amounts are includible in the gross income of the employee.

(d) Amounts paid or reimbursed by the Employer for moving expenses incurred by an employee, but only to the extent that, at the time of the payment, it is reasonable to believe that these amounts are not deductible by the Employer under section 217 of the Code.

(e) The value of a non-qualified stock option granted to an employee by the Employer, but only to the extent that the value of the option is includible in the gross income of the employee for the taxable year in which granted.

(f) The amount includible in the gross income of an employee upon making the election described in section 83(b) of the Code.

(g) The amount of any elective deferral (as defined in section 402(g)(3) of the Code), and any amount which is contributed or deferred by the Employer at the election of the employee and which is not includible in the gross income of the employee by reason of section 125, 132(f)(4), or 457 of the Code.

(h) Amounts that are includible in the gross income of an employee under the rules of section 409A or 457(f)(1)(A) of the Code or because the amounts are constructively received by the employee.

(i) Any differential wage payment (as defined in section 3401(h)(2) of the Code) made by the Employer.

The following items are not included in the definition of compensation:

(i) Except to the extent required to be included in the definition of compensation by section 415(c)(3)(D) of the Code, contributions made by the Employer to a plan of deferred compensation (including a simplified employee pension described in section 408(k) of the Code or a simple retirement account described in section 408(p) of the Code, and whether or not qualified) to the extent that, before the application of the section 415 limitations to that plan, the contributions are not includible in the gross income of the employee for the taxable year in which contributed. Additionally, any distributions from a plan of deferred compensation (whether or not qualified) are not considered as compensation for purposes of section 415 of the Code, regardless of whether such amounts are includible in the gross income of the employee when distributed. However, any amounts received by an employee pursuant to an unfunded non-

qualified plan are permitted to be considered as compensation for section 415 purposes in the year the amounts are actually received, but only to the extent such amounts are includible in the gross income of the employee.

(ii) Amounts realized from the exercise of a non-qualified stock option, or when restricted stock (or other property) held by an employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture (see section 83 of the Code and the regulations thereunder).

(iii) Amounts realized from the sale, exchange or other disposition of stock acquired under a statutory stock option (as defined in section 1.421-1(b) of the Treasury Regulations).

(iv) Except to the extent required to be included in the definition of compensation by section 415(c)(3)(D) of the Code, other amounts which receive special tax benefits, such as premiums for group-term life insurance (but only to the extent that the premiums are not includible in the gross income of the employee and are not salary reduction amounts that are described in section 125 of the Code), or other items of remuneration that are similar to any of the items listed in paragraphs (i) through this (iv).

2.38 **Non-Key Employee**. "Non-Key Employee" means any employee or former employee of an Employer or an Affiliated Employer or beneficiary of such employee who is not a Key Employee, within the meaning of section 416(i)(2) of the Code and the regulations thereunder.

2.39 **Normal Retirement Age**. "Normal Retirement Age" means age sixty-five (65).

2.40 **One Percent Owner**. "One Percent Owner" means any person who would be a Five Percent Owner if "one percent (1%)" were substituted for "five percent (5%)" each place it appears.

2.41 **Participant**. "Participant" means any Employee who has satisfied the eligibility requirements for the Plan as provided under Article 3 and who (a) has elected to participate in the Plan by enrolling in the Plan as described in Section 3.02(a), and/or (b) who has received an allocation of Employer Discretionary Profit-Sharing Contributions, Employer Core Contributions (for Plan Years ending on or before December 31, 2017), or Service Contract Act Contributions, as applicable. In addition, each individual described in Section 1.02(b) or 1.02(c) shall be treated as a Participant who had a severance of employment or termination of employment with a deferred vested Employee Account. Notwithstanding the foregoing, an individual described in Section 1.02(b) or 1.02(c) who becomes an Employee after April 30, 2014 shall cease to be treated as having a severance of employment and termination of employment for purposes of taking a distribution of his Employee Account under the Plan.

2.42 **Pension Plan**. "Pension Plan" means any defined benefit plan or any defined contribution plan established by an Employer or an Affiliated Employer and qualified under section 401 of the Code.

2.43 **Period of Service**. "Period of Service" means the period that begins on an employee's Employment Commencement Date, or Reemployment Commencement Date, with an Employer or Affiliated Employer and ends on his Severance from Service Date, and includes the employee's total number of years and months of service, crediting each completed and partial month as a full month. In the event an employee has a Severance from Service Date followed by a Reemployment Commencement Date within twelve (12) months of such Severance from Service Date, the Period of Severance shall be treated as a Period of Service. In addition, if an employee is on an Authorized Leave of Absence and subsequently experiences a Severance from Service Date, but later has a Reemployment Commencement Date within twelve (12) months of the day he was first absent from employment because of the Authorized Leave of Absence, then the period from the Severance from Service Date until the Reemployment Commencement Date shall be treated as a Period of Service.

2.44 **Period of Severance**. "Period of Severance" shall be the period beginning on the Severance from Service Date and ending on the employee's next Reemployment Commencement Date.

2.45 **Permissive Aggregation Group**. "Permissive Aggregation Group" means a Required Aggregation Group that also includes a Pension Plan of an Employer or an Affiliated Employer which, although not required to be included in the Required Aggregation Group, is treated by an Employer or an Affiliated Employer as being part of such Required Aggregation Group, provided that such Required Aggregation Group would continue to meet the requirements of sections 401(a)(4) and 410(b) of the Code with such Pension Plan being taken into account.

2.46 **Plan**. "Plan" means this Sallie Mae 401(k) Savings Plan and all authorized amendments, except that, prior to November 1, 1997, Plan shall mean the Student Loan Marketing Association Employees' Thrift and Savings Plan and all authorized amendments.

2.47 **Plan Administrator**. "Plan Administrator" means the Committee.

2.48 **Plan Year**. "Plan Year" means the twelve (12) month period beginning on January 1 and ending on December 31.

2.49 **Qualified Beneficiary**. "Qualified Beneficiary" means a Participant's or former Participant's surviving Spouse, or former Spouse who is the alternate payee under a qualified domestic relations order, as defined in section 414(p) of the Code, or, effective January 1, 2010, non-Spouse designated beneficiary (as defined in section 401(a)(9)(E) of the Code).

2.50 Qualified Non-Elective Contribution. "Qualified Non-Elective Contribution" means a previous contribution by an Employer that was made to enable the Plan to meet the nondiscrimination tests described in sections 401(k)(3), 401(k)(12), 401(m)(2), or 401(m)(11) of the Code.

2.51 Reemployment Commencement Date. "Reemployment Commencement Date" means the date an employee first performs an Hour of Service for an Employer or Affiliated Employer following a Period of Severance.

2.52 Required Aggregation Group. "Required Aggregation Group" means (a) each Pension Plan of an Employer or an Affiliated Employer in which a Key Employee is a Participant, and (b) each other Pension Plan of an Employer or an Affiliated Employer which enables any Pension Plan described in the immediately preceding clause (a) to meet the requirements of section 401(a)(4) or 410(b) of the Code.

2.53 Rollover Contribution. "Rollover Contribution" means any rollover account or rollover contribution as defined in section 402(c)(4), 403(a)(4) or 408(d)(3) of the Code.

2.54 Roth Contribution. "Roth Contribution" means a contribution made to the Plan by an Employer pursuant to an Employee's salary deferral election and treated by the Employer as includible in the Participant's income at the time the Participant would have received that amount in cash if the Participant had not made a cash or deferred election. Unless specifically stated otherwise herein or otherwise required by law, Roth Contributions will be treated as Employee Contributions for all purposes under the Plan.

2.55 Service Contract Act Contribution. "Service Contract Act Contribution" means a contribution to the Plan by the Employer in accordance with Section 4.01(f). Effective April 30, 2014, no Employer shall make a Service Contract Act Contribution to the Plan.

2.56 Severance from Service Date. "Severance from Service Date" means:

(a) the date on which an employee's employment is terminated for any reason, other than an Authorized Leave of Absence; or

(b) in the case of an Authorized Leave of Absence, the earlier of (i) the first anniversary of the first date of an Authorized Leave of Absence, or (ii) in the event an employee fails to return to employment with an Employer or Affiliated Employer on or before the expiration of an Authorized Leave of Absence, the date following the date on which an Authorized Leave of Absence expires; or

(c) in the case of an absence from work which is due to the pregnancy of the employee, the birth of a child of the employee, the adoption of a child by the employee, or the caring for a child by the employee for a period beginning immediately following the birth or adoption of the child, and which extends beyond the first anniversary of the first day of such

absence from work, the second anniversary of the first date on which the employee commenced such absence from work.

2.57 **SLM Common Stock**. "SLM Common Stock" means common stock of the Corporation.

2.58 **SLM Stock Fund**. "SLM Stock Fund" means the portion of the Fund invested in SLM Common Stock as described in Section 5.03.

2.59 **Spouse**. Spouse means the person who is legally married to an Employee. Effective June 26, 2013, a person of the same sex as the Participant can be a spouse for purposes of the Plan, provided the couple was legally married in a jurisdiction that authorizes same-sex marriage (even if the couple lives in a jurisdiction that does not recognize same-sex marriage).

2.60 **Top Heavy Group**. "Top Heavy Group" means, with respect to any Plan Year, an Aggregation Group if, as of the Determination Date with respect to such Plan Year, (a) the sum of (i) the present value of the cumulative accrued benefits under all Pension Plans included in such Aggregation Group, determined in accordance with section 416(g) of the Code and the regulations thereunder, and (ii) the aggregate of the accounts of Key Employees under all defined contribution plans included in such Aggregation Group, as determined in accordance with section 416(g) of the Code and the regulations thereunder, exceeds (b) sixty percent (60%) of a similar sum determined for Key Employees and Non-Key Employees; provided, however, that if any employee is a Non-Key Employee with respect to any Pension Plan for any Plan Year, but such employee was a Key Employee with respect to such Pension Plan for any prior Plan Year, any accrued benefit for such employee and any account of such employee shall not be taken into account for purposes of the foregoing determination; and provided further, that if any employee has not performed any service for any Employer or Affiliated Employer maintaining the Pension Plan at any time during the one (1)-year period ending on the Determination Date, any accrued benefit for such employees and any account of such employees shall not be taken into account. For purposes of determining the present value of the cumulative accrued benefit for any employee, or the amount of the account of any employee, such present value or amount shall be increased by the aggregate distributions made with respect to such employee under the Pension Plan during the one (1)-year period (or, in the event such distribution is made for a reason other than severance from employment, death, or disability, during the five (5)-year period) ending on the Determination Date. The preceding sentence shall also apply to distributions under a terminated Pension Plan which if it had not been terminated would have been required to be included in the Aggregation Group.

2.61 **Top Heavy Plan**. "Top Heavy Plan" means a plan included in a Top Heavy Group, except that (a) a simple retirement account as described in section 408(p) of the Code is not a Top Heavy Plan, and (b) a plan that consists solely of a cash or deferred arrangement which meets the requirements of section 401(k)(12) or 401(k)(13) of the Code and matching contributions with respect to which the requirements of section 401(m)(11) or 401(m)(12) are met is not a Top Heavy Plan, except that if such plan described in this paragraph (b) would be

treated as a Top Heavy Plan because it is a member of an Aggregation Group that is a Top Heavy Group, contributions under the plan may be taken into account in determining whether any other plan in the Aggregation Group meets the requirements of section 416(c)(2) of the Code.

2.62 Trust Agreement. "Trust Agreement" means the agreement, including all authorized amendments, entered into by the Trustee and the Corporation pursuant to which the Fund is established and maintained.

2.63 Trustee. "Trustee" means the individual or entity designated as Trustee under the terms of the Trust Agreement, or any successor Trustee which is a party to the Trust Agreement.

2.64 Valuation Date. "Valuation Date" means any date that the New York Stock Exchange is open for trading.

2.65 Vested Benefit. "Vested Benefit" means the portion of a Participant's Employee Account that is non-forfeitable.

2.66 Year of Participation. "Year of Participation" means a twelve (12)-month period beginning on the date an employee first becomes a Participant in the Plan. If a Participant has a Severance from Service Date and does not receive a distribution of his Plan benefit, he shall continue to be credited with Years of Participation as long as his Plan benefit remains in the Plan. In the event a Participant has a Severance from Service Date, receives a distribution of his Plan benefit, and subsequently has a Reemployment Commencement Date, his Years of Participation upon his reemployment shall be calculated from his Reemployment Commencement Date and shall not include Years of Participation credited before his Reemployment Commencement Date.

2.67 Year of Vesting Service. "Year of Vesting Service" means a twelve (12) month Period of Service, aggregating all Periods of Service, and crediting each completed month as a full month of service. Years of Vesting Service shall also include any years of vesting service from a prior employer recognized by the Plan in effect prior to January 1, 2010.

If an employee has a Period of Severance that exceeds twelve (12) months, his prior Years of Vesting Service shall be used to determine his vesting percentage as of his Reemployment Commencement Date only if (a) he was vested in any portion of his Employee Account derived from Employer contributions, as of his Severance from Service Date, or (b) his latest Period of Severance as of his Reemployment Commencement Date is either (i) less than five (5) years, or (ii) a shorter period of time than his Period of Service, immediately before the date such Period of Severance began.

With respect to employees re-employed on or after September 1, 2000, an employee's prior Years of Vesting Service shall be used to determine his Years of Vesting Service as of his date of re-employment; provided that such prior Years of Vesting Service shall

not include any Years of Vesting Service previously disregarded by reason of a prior Period of Severance.

Wherever used in this instrument, a masculine pronoun shall be deemed to include the masculine and feminine gender, a singular word shall be deemed to include the singular and plural and a plural word shall be deemed to include the singular and plural in all cases where the context requires.

ARTICLE 3
ELIGIBILITY & PARTICIPATION

3.01 Eligibility.

(a) Employee Contributions. An Employee shall be eligible to elect to have Employee Contributions and After-Tax Contributions made on his behalf beginning on any date coincident with or next following the date the Employee is credited with a one (1) month Period of Service with an Employer; provided that such Employee is an Employee on such date and satisfies the requirements of Section 3.02.

(b) Employer Matching Contributions. A Participant shall be eligible to receive Employer Matching Contributions beginning with the first pay period coincident with or next following the date the Participant completes a six (6) month Period of Service with an Employer, provided that the Participant is an Employee on such date.

(c) Service Contract Act Contributions. Effective September 1, 2009, any Employee (i) who is eligible to elect to have Employee Contributions made on his behalf in accordance with Section 3.01(a), and (ii) who is designated by the Corporation to be a government contract employee, shall be eligible to receive Service Contract Act Contributions in an amount necessary to meet the requirements of the Federal Service Contract Act. Effective after April 30, 2014, no Participant shall be eligible to receive Service Contract Act Contributions under the Plan.

3.02 Participation.

(a) General. To become a Participant, an Employee must enroll in the Plan pursuant to procedures promulgated by the Committee, including making a salary reduction election whereby the Employee elects to reduce his Compensation by an amount permitted under Section 4.01(a) and the Employer agrees to contribute such amount to the Plan on behalf of the Employee or having an automatic salary reduction authorization made on his behalf as provided in Section 4.01(a).

An Employee who is eligible to become a Participant in the Plan, in accordance with Section 3.01, will become a Participant as soon as administratively feasible after the date he completes the enrollment procedures described above.

(b) Employer Discretionary Profit-Sharing Contributions. An Employee who is eligible to become a Participant in the Plan, in accordance with Section 3.01, will become a Participant without completing the enrollment procedures described in Section 3.02(a) upon receiving an allocation of Employer Discretionary Profit-Sharing Contributions in accordance with Section 4.01(c) hereof.

(c) Service Contract Act Contributions. An Employee who is eligible to become a Participant in the Plan, in accordance with Section 3.01, will become a Participant without completing the enrollment procedures described above upon receiving an allocation of Service Contract Act Contributions in accordance with Section 4.01(f) hereof.

3.03 Re-employment of Former Participant or Former Employee and Change in Employment Status.

(a) Change in Employment Status: Eligibility for Employee Contributions. Effective January 1, 2010, if an employee or a former employee who has completed a one (1)-month Period of Service, but who was not an Employee on the date coinciding with or next following the date on which the employee completed such service requirement, becomes or again becomes an Employee on or after January 1, 2010, then such Employee shall be eligible to become a Participant and have Employee Contributions made on his behalf as of the first day he becomes or again becomes an Employee; provided that he completes the enrollment process to become a Participant in the Plan, in the manner described in Section 3.02. In the case of such a Participant, his Employer will commence making Employee Contributions on his behalf as soon as administratively feasible following receipt of the Participant's salary reduction authorization.

(b) Change in Employment Status: Eligibility for Employer Matching Contributions. Effective January 1, 2010, if an employee or a former employee who has completed a twelve (12)-month Period of Service (and, effective January 1, 2013, a six (6)-month Period of Service), but who was not an Employee on the date coinciding with or next following the date on which the employee completed such service requirement, becomes or again becomes an Employee on or after January 1, 2010, then such Employee shall be eligible to receive Employer Matching Contributions as of the first day he becomes or again becomes an Employee; provided that he completes the enrollment process to become a Participant in the Plan, in the manner described in Section 3.02.

(c) Re-employment of Former Participant: Eligibility for Employee Contributions. Effective January 1, 2010, if a former Participant who terminated employment again becomes an Employee on or after January 1, 2010, then such Employee shall be eligible to become a Participant and have Employee Contributions made on his behalf as of the first day he again becomes an Employee; provided that he completes the enrollment process to become a Participant in Plan, in the manner described in Section 3.02. In the case of such a Participant, the Employer will commence making Employee Contributions on his behalf as soon as administratively feasible following receipt of the Participant's salary reduction authorization.

(d) Re-employment of Former Participant: Eligibility for Matching Contributions. Effective January 1, 2010, if a former Participant who terminated employment and had completed a twelve (12)-month Period of Service (or, effective January 1, 2013, a six (6)-month Period of Service) again becomes an Employee on or after January 1, 2010, then such Employee shall be eligible to receive Employer Matching Contributions as of the first day he again becomes an Employee; provided that he completes the enrollment process to become a Participant in the Plan, in the manner described in Section 3.02.

(e) Effective January 1, 2010, with respect to Employees re-employed on or after January 1, 2010, an Employee's prior Period of Service shall be used to determine his Period of Service as of his date of re-employment; provided that such Period of Service shall not include any Period of Service previously disregarded by reason of a prior Period of Severance.

(f) A former Participant or former Employee who has a Period of Severance, and whose prior Period of Service is not reinstated as described above, must meet the eligibility requirements of Section 3.01 before becoming a Participant in the Plan.

Notwithstanding the foregoing provisions of this Section 3.03, the terms of the Plan in effect prior to January 1, 2010 shall determine an individual's eligibility for benefits under the Plan prior to January 1, 2010.

3.04 Transfer of Participant to Another Employer. A Participant who transfers from one Employer to another Employer will continue to be a Participant in the Plan.

3.05 Transfer of Participant to an Affiliated Employer. A Participant who transfers from an Employer to Upromise, Inc. or Asset Performance Group, LLC on or after July 1, 2007 shall remain a Participant in the Plan upon such transfer, and shall continue to be a Participant in the Plan until such Participant terminates employment or is reclassified to an ineligible classification set forth in Sections 2.15(a)-(e).

3.06 Transfer of Participant from Affiliated Employer. A Participant who transfers to an Employer from an Affiliated Employer shall receive credit under the Plan for service with such Affiliated Employer as if the Participant's service was for the Employer.

ARTICLE 4
CONTRIBUTIONS

4.01 Employer Contributions.

(a) Employee Contributions. For each Plan Year, the Employer shall contribute to the Plan Employee Contributions and After-Tax Contributions on behalf of each Participant an amount equal to a whole percentage, in the aggregate, up to seventy-five percent (75%) of a Participant's Compensation, pursuant to the salary reduction authorization of the Participant (who may elect to classify Employee Contributions as Roth Contributions); provided, however, that the aggregate amount of Employee Contributions contributed to the Plan and to all other plans, contracts and arrangements maintained by the Employer on behalf of any Participant for any calendar year shall not exceed the dollar limit contained in sections 402(g)(5) and 415(d) of the Code in effect for such calendar year, except to the extent permitted under section 414(v) of the Code.

Each Employee hired or rehired on or after January 1, 2018 who does not make an affirmative salary reduction authorization during the election period prescribed by the Committee (including an affirmative election to not have Compensation reduced and contributed to the Plan as Employee Contributions or After-Tax Contributions) shall be automatically enrolled as a Participant and deemed to have made an automatic salary reduction authorization to have five percent (5%) of Compensation withheld and contributed as a pre-tax Employee Contribution as of the first payroll period following thirty (30) days after the date the Employee satisfies the eligibility requirements in Section 3.01(a). A Participant has thirty (30) days after the date he satisfies the eligibility requirements in Section 3.01(a) to elect to be neither automatically enrolled as a Participant in the Plan nor deemed to have made an automatic salary reduction authorization. Employee Contributions made pursuant to an automatic salary reduction authorization shall cease as soon as administratively feasible after a Participant makes an affirmative salary reduction election under this Section and Section 4.04, including an affirmative election to cease all Employee Contributions.

The Employer will begin contributing Employee Contributions and After-Tax Contributions to the Plan commencing as soon as administratively feasible following receipt of the Participant's salary reduction authorization and, in the case of an Employee hired or rehired on or after January 1, 2018 who is automatically enrolled as a Participant pursuant to Section 3.02(a), will begin contributing pre-tax Employee Contributions as of the first payroll period following thirty (30) days after the date the Employee satisfies the eligibility requirements in Section 3.01(a).

All Employee Contributions and Roth Contributions will be credited to the Participant's Employee Contribution sub-account and any portion a Participant elects to classify as Roth Contributions shall be separately accounted for thereunder. All After-Tax Contributions will be credited to the Participant's After-Tax Contribution sub-account. The Participant will at all times

be fully vested in his Employee Contribution sub-account and his After-Tax Contribution sub-account.

(b) Employer Matching Contributions. The Employer will contribute to the Plan for each Participant eligible to receive Employer Matching Contributions (on a pay period basis) an amount equal to one hundred percent (100%) of the Participant's Employee Contributions that do not exceed five percent (5%) of Compensation. Employer Matching Contributions are intended to satisfy the safe harbor nondiscrimination requirements of section 401(k)(12) of the Code and shall be one hundred percent (100%) vested when made. In compliance therewith, the Employer shall provide each eligible Employee with notice of the Employee's rights and obligations under the Plan (which notice may be provided through electronic media), within a reasonable period of time before the beginning of each Plan Year (or, in the Plan Year an Employee first becomes eligible, within a reasonable period before becoming eligible), in accordance with the requirements of section 401(k)(12) of the Code (and the regulations and other guidance issued thereunder). Notwithstanding anything in the Plan to the contrary, effective January 1, 2009, no true-up Employer Matching Contributions may be made to a Participant who is eligible to receive Employer Matching Contributions in accordance with this Section 4.01(b).

(c) Employer Discretionary Profit-Sharing Contributions. From time to time, the Employer may make an Employer Discretionary Profit-Sharing Contribution to the Fund. All allocations of Employer Discretionary Profit-Sharing Contributions determined above shall be credited to the Employee's Employer Discretionary Profit-Sharing Contribution sub-account, which sub-account shall at all times be fully vested.

(d) Other Employer Contributions. The Employer may also make additional contributions to the Plan to correct any errors in accordance with the Employee Plans Compliance Resolution System as set forth in Revenue Procedure 2016-51 or any superseding guidance; provided that such additional contributions are in the best interest of the Participants and are not Employer Matching Contributions.

(e) Employee Catch-Up Contributions. Effective January 1, 2002, all Participants who are eligible to make Employee Contributions under this Plan and who have attained age fifty (50) before the close of the calendar year shall be eligible to make catch-up contributions in accordance with, and subject to the limitations of, section 414(v) of the Code. Such catch-up contributions shall not be taken into account for purposes of the Plan implementing the required limitations of sections 402(g) and 415 of the Code. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of section 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416 of the Code, as applicable, by reason of the making of such catch-up contributions. Employer Matching Contributions shall be made with respect to amounts contributed as catch-up Employee Contributions.

(f) Service Contract Act Contributions. Effective September 1, 2009, the Employer may make a Service Contract Act Contribution to the Plan on behalf of each eligible

Employee described in Section 3.01(c). All allocations of Service Contract Act Contributions shall be credited to an Employee's Service Contract Act Contribution sub-account, which sub-account shall at all times be fully vested. Effective after April 30, 2014, no Employer shall make a Service Contact Act Contribution to the Plan.

4.02 Rollover Contributions. An Employee may file an application with the Plan's third party administrator to have the Trustee accept his Rollover Contribution, even if he has not satisfied the eligibility requirements to become a Participant. Any such request shall state the amount of the Rollover Contribution and include a statement that such contribution qualifies as a Rollover Contribution. In addition, the Committee may require the Employee to submit such other evidence and documentation as the Committee and the Trustee determine is necessary to insure that the contribution qualifies as a Rollover Contribution.

If the Committee and the Trustee accept the Rollover Contribution, the Employee's Rollover Contribution shall be credited to the Employee's Rollover Contribution sub-account. The Employee shall elect to direct the investment of his Rollover Contribution among the investment alternatives as are then currently available. The Employee shall at all times be fully vested in his Rollover Contribution sub-account.

In addition to distributions from a qualified plan described in section 401(a) or 403(a) of the Code that are otherwise includible in gross income or a "conduit IRA" containing those assets, the Plan will accept Rollover Contributions (including direct Rollover Contributions in accordance with section 401(a)(31) of the Code), subject to the Committee's determination that such amounts meet the requirements for Rollover Contributions, of (1) distributions from an annuity contract described in section 403(b) of the Code that are otherwise includible in gross income, (2) distributions from an eligible plan under section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state, that are otherwise includible in gross income and (3) distributions from an individual retirement account or annuity described in section 408(a) or (b) of the Code that are otherwise includible in gross income.

At the direction of the Committee, and in accordance with such rules as the Committee may establish from time to time, the Trustee may accept a rollover contribution to the after-tax portion of an Employee Contribution sub-account or the After-Tax Contribution sub-account only if it is a direct rollover from another Roth salary deferral contribution or after-tax account under an eligible retirement plan under a plan described in section 401(k) of the Code, an annuity contract described in section 403(b) of the Code or an eligible plan under section 457(b) of the Code which is maintained by a state, political subdivision of a state or any agency or instrumentality of a state or political subdivision of a state, and the Trustee will credit such amounts to the after-tax portion of the Employee Contribution sub-account or the After-Tax Contribution sub-account established in the name of the Participant to the extent the rollover contribution is separately accounted for thereunder and is permitted under the rules of section 402(c) of the Code.

4.03 Distribution of Employee Contributions that Exceed the Statutory Limitation. If any amount constituting "excess deferrals", within the meaning of section 402(g) of the Code, is required to be included in the gross income of a Participant under section 402(g)(1) of the Code for any taxable year of the Participant, the Participant shall notify the Committee of such excess deferrals by March 1 following the close of the taxable year with respect to which the excess deferrals were made, and the Committee shall direct the Trustee to distribute, in accordance with section 402(g)(2) of the Code and the regulations thereunder, to the Participant, not later than the next following April 15, the amount of excess deferrals allocated to the Plan for such taxable year, including any income allocable thereto for the taxable year. No Employer Matching Contributions shall be made with respect to such excess deferrals; or if Employer Matching Contributions have been made with respect to such excess deferrals, they shall be forfeited. In all events, the income attributable to excess deferrals will be determined in accordance with section 402(g) of the Code and the regulations issued thereunder.

4.04 Change of Contribution Rate and Suspension of Contributions. A Participant may elect to change the percentage rate of salary reduction specified in his salary reduction authorization or automatic salary reduction authorization or to suspend his Employee Contributions in the manner prescribed by the Committee. Any such change will become effective as soon as administratively feasible.

A Participant may elect to suspend all of his Employee Contributions and After-Tax Contributions, which results in the cancellation of the salary reduction authorization between the Participant and the Employer, in accordance with procedures promulgated by the Committee. Any such suspension will become effective as soon as administratively feasible. A Participant whose Employee Contributions and After-Tax Contributions have been suspended as provided in this paragraph may reinstate such contributions in accordance with procedures promulgated by the Committee, which shall be effective as soon as administratively feasible.

See Section 6.04 for a discussion of the mandatory suspension of contributions following a hardship withdrawal.

4.05 Payment to the Trustee. Employee Contributions and After-Tax Contributions shall be transmitted to the Trustee as soon as administratively feasible, but in no event later than the fifteenth (15th) business day of the month following the month in which the Employee Contributions and After-Tax Contributions would otherwise have been payable to the Participant in cash. Employer Matching Contributions shall be transmitted to the Trustee no later than the date prescribed by law for the filing of the Corporation's Federal tax return for the year for which the contribution is made, including extensions of such time granted by the Internal Revenue Service. Employer Discretionary Profit-Sharing Contributions and Service Contract Act Contributions, if made for a particular year, shall be transmitted to the Trustee no later than December 31 of the year after the year for which the contribution is made. Notwithstanding the foregoing, in no event shall Employee Contributions, After-Tax Contribution, or Employer Matching Contributions be contributed to the Fund (i) before the Participant has made a salary reduction election or has an automatic salary reduction election made on his behalf pursuant to

Sections 3.02 and 4.01(a), or (ii) before the earlier of (A) the Participant's performance of services that relate to the Compensation that, but for the Participant's salary reduction election, would have been paid to the Participant or (B) the date the Compensation is made currently available to the Participant.

4.06 **Safe Harbor Requirements**. The Plan is intended to satisfy the safe harbor requirements in accordance with section 401(k)(12)(B) of the Code, and as such is not subject to the nondiscrimination testing under section 401(k)(3) of the Code. The Plan is further intended to satisfy the safe harbor requirements in accordance with section 401(m)(11) of the Code, and as such is not subject to nondiscrimination testing under section 401(m)(2) of the Code.

4.07 **Maximum Benefit and Contribution Limitations**.

(a) In accordance with the requirements of section 415 of the Code and the final regulations issued on April 5, 2007 thereunder (which are hereby incorporated by reference), in no event shall the contributions made to a Participant's Employee Account for any Plan Year exceed the amount permitted under section 415 of the Code. As of January 1 of each calendar year, the dollar limitation under section 415(c)(1)(A) of the Code, as adjusted pursuant to section 415(d) of the Code, shall become effective under the Plan.

(b) For the purposes of section 415 of the Code and this Section 4.07, compensation means wages as reported in Box 1 on Form W-2, or in such other box or on such other form as may be designated for purposes of withholding tax by the Federal government. Compensation shall also include elective deferrals, as defined in section 402(g) of the Code, and amounts that are excluded from compensation under section 125 or 457 of the Code. Effective January 1, 2008, the definition of compensation for purposes of applying the limitations under section 415 of the Code shall comply with section 1.415(c)-2(d)(4) of the Treasury Regulations and shall be subject to the following:

(i) Compensation for a limitation year shall also include the following amounts if paid by the later of two and one-half (2½) months after the Participant's severance from employment or the end of the limitation year that includes the date of the Participant's severance from employment: payments of regular compensation for services during the Participant's regular working hours, or compensation for services outside the Participant's regular working hours (such as overtime or shift deferential), commissions, bonuses, or other similar payments; provided that, absent a severance from employment, the payments would have been made to the Participant while the Participant continued employment with the Corporation or an Affiliated Employer.

(ii) Any payment not described in Section 4.07(b)(i) above will not be included in compensation if paid after the Participant's severance from employment, even if paid by the later of two and one-half (2½) months after the date of severance from employment or the end of the limitation year that includes the date of the severance from employment; provided, however, that compensation shall include amounts paid by the Corporation or an Affiliated

Employer to an individual who does not currently perform services for the Corporation or an Affiliated Employer by reason of qualified military service (within the meaning of section 414(u)(5) of the Code) to the extent such amounts do not exceed the amounts the individual would have received if the individual had continued to perform services for the Corporation or Affiliated Employer rather than entering qualified military service.

(iii) Compensation shall not include amounts in excess of the applicable dollar limit under section 401(a)(17) of the Code, as adjusted by the Internal Revenue Service for increases in the cost of living determined in accordance with section 401(a)(17)(B) of the Code and the regulations and other guidance issued thereunder.

(iv) Compensation shall include any differential wage payment (as defined in section 3401(h)(2) of the Code) made by the Employer.

(c) The limitation year, as defined in section 415 of the Code, for the Plan shall be the Plan Year. If for any Plan Year the limitation of this Section 4.07 shall be exceeded, then the Plan shall correct such excess in accordance with the Employee Plans Compliance Resolution System ("EPCRS") as set forth in Revenue Procedure 2013-12 or any superseding guidance.

(d) If a Participant also participates in another tax-qualified defined contribution plan maintained by the Corporation or an Affiliated Employer (as modified by application of section 415(h) of the Code), the various plans shall be considered a single defined contribution plan and the otherwise applicable limitation on the contributions made to a Participant's Employee Account for any Plan Year under this Plan shall be adjusted as follows:

(i) If the Participant previously participated in another tax-qualified defined contribution plan maintained by the Corporation or an Affiliated Employer (as modified by the application of section 415(h) of the Code) within the same limitation year prior to becoming a Participant in the Plan, the otherwise applicable limitation on the contributions made to a Participant's Employee Account for any Plan Year under this Plan for that limitation year shall be reduced by the amount of annual additions (within the meaning of section 415(c)(2) of the Code) allocated under any such other defined contribution plan for that limitation year; and

(ii) If, at any point during a limitation year, a Participant ceases being a Participant in the Plan and becomes a participant in another tax-qualified defined contribution plan maintained by the Corporation or an Affiliated Employer (as modified by the application of section 415(h) of the Code) within the same limitation year, the otherwise applicable limitation on annual additions (within the meaning of section 415(c)(2) of the Code) under any such other defined contribution plan for that limitation year shall be reduced by the amount of the contributions made to a Participant's Employee Account for any Plan Year allocated under the Plan for that limitation year.

ARTICLE 5
INVESTMENT ELECTIONS AND ACCOUNTS OF PARTICIPANTS

5.01 **Participant Investment Elections**. Subject to Section 5.03, at such time and in such manner as designated by the Committee, a Participant may elect to direct the investment of his Employee Account balance among the investment alternatives provided for in accordance with Section 5.02. In the event no investment election is received, a Participant's Employee Account shall be invested in an investment fund as available from time to time, which has been designated as a default investment fund by the Committee, and may constitute a qualified default investment alternative within the meaning of section 404(c)(5) of ERISA.

If and to the extent the Plan is an "applicable defined contribution plan" (as defined in Section 401(a)(35) of the Code) by virtue of the Plan holding applicable publicly traded securities, a Participant must be offered the opportunity to elect to divest any portion of the Participant's Employee Account invested in employer securities and reinvest an equivalent amount in other investment alternatives. At least three investment alternatives (other than employer securities) shall be offered to such Participants. Each investment alternative shall be diversified and have materially different risk and return characteristics. Periodic reasonable divestment and reinvestment opportunities shall be provided at least quarterly. Except as provided in Treasury Regulation Sections 1.401(a)(35)-1(e)(2) and (3), restrictions (either direct or indirect) or conditions will not be imposed on the investment of publicly traded employer securities if such restrictions or conditions are not imposed on the investment of other Plan assets.

5.02 **Investment Alternatives**. The Committee will direct the Trustee as to the specific investment alternatives which may be available from time to time. Each Participant shall inform the Trustee of his investment election and the Trustee shall allocate his Employee Account accordingly.

5.03 **SLM Stock Fund**. All investments in SLM Common Stock shall be maintained in the SLM Stock Fund. Each Employee described in Section 1.02(a) may allocate contributions, if any, to the SLM Stock Fund. Each individual described in Section 1.02(b) and each individual described in Section 1.02(c) shall be prohibited from increasing their holdings in the SLM Stock Fund and may elect to liquidate their holdings in the SLM Stock Fund and invest the proceeds in any other investment alternative offered under the Plan.

5.04 **Allocation to Accounts**. As of each Valuation Date, the Trustee shall determine the fair market value of the Fund, as well as the fair market value of the Employee Account of each Participant. The value of the Employee Account of each Participant as of a Valuation Date, shall be equal to the value of such Account as of the last Valuation Date, plus or minus all applicable adjustments, including the following:

(a) Allocation of Investment Earnings and Expenses. The Participant's Employee Account shall be credited with the amount of investment income, any realized or

unrealized capital gains or losses and any expenses since the last Valuation Date, in accordance with a policy promulgated by the Committee.

(b) Allocation of Employer Contributions. The Employee Contribution sub-account, After-Tax Contribution sub-account, Employer Matching Contribution sub-account, Employer Discretionary Profit-Sharing Contribution sub-account, Employer Core Contribution sub-account, and Service Contract Act Contribution sub-account, if any, of each Participant shall be credited with any Employee Contributions, After-Tax Contribution sub-account, Employer Matching Contributions, Employer Discretionary Profit-Sharing Contributions, Employer Core Contributions (for Plan Years ending on or before December 31, 2017), and Service Contract Act Contributions respectively, which have been contributed thereto in accordance with Section 4.01 and allocated to the Participant's Employee Account. Employee Contributions, After-Tax Contribution sub-account, any Employer Matching Contributions which are based on the Employee Contributions, After-Tax Contribution sub-account, Employer Discretionary Profit-Sharing Contributions, Employer Core Contributions (for Plan Years ending on or before December 31, 2017), and any Service Contract Act Contributions shall be allocated to the Employee Account as of the Trustee's receipt of such contributions. The Qualified Non-Elective Contribution sub-account contains any Qualified Non-Elective Contributions that were previously contributed and allocated to the Participant's Employee Account.

(c) Allocation of Loan Repayments. The appropriate sub-accounts of the Employee Account of each Participant shall be credited with all loan repayments, such repayments being credited towards both principal and interest.

(d) Allocation of Withdrawals and Distributions. The appropriate sub-accounts of the Employee Account of each Participant shall be charged with any withdrawals or loans made pursuant to Article 6 and with any distributions made pursuant to Article 8 since the last Valuation Date.

5.05 Determination of Account Balances Binding. In determining the value of the Fund and Employee Accounts, the Trustee and the Committee shall exercise their best judgment, and all such determinations of value in the absence of bad faith shall be binding upon all Participants and their Beneficiaries.

5.06 Participation of Additional Employers. Subject to Section 14.12, in the event that affiliated or subsidiary organizations become signatory hereto, the Trustee may invest all funds without segregating assets between or among signatory Employers.

5.07 Voting Rights of SLM Common Stock. Each Participant and former Participant who terminated employment or, in the event of his death, his Beneficiary shall have the right to direct the Trustee as to the manner in which whole shares of SLM Common Stock allocated to his Employee Account as of the record date are to be voted on each matter brought before an annual or special shareholders' meeting. Before each such meeting of shareholders, the Trustee shall cause to be furnished to each Participant, former Participant who terminated employment

and Beneficiary a copy of the proxy solicitation material, together with a form requesting directions on how such shares of SLM Common Stock allocated to such Participant's account shall be voted on each such matter. Upon timely receipt of such directions, the Trustee shall on each such matter vote, as directed, the number of shares of SLM Common Stock allocated to such Participant's Employee Account, and the Trustee shall have no discretion in such matter. The Trustee shall establish procedures as are necessary to maintain the confidentiality from the Employer of the directions of individuals. The Trustee shall vote allocated shares for which it has not received direction and unallocated shares of SLM Common Stock in the same proportion as directed shares are voted, and shall have no discretion in such matter.

ARTICLE 6
IN-SERVICE WITHDRAWALS AND LOANS

6.01 Withdrawals from Voluntary Contribution and Participant Contribution Sub-Accounts. A Participant is entitled to make up to two (2) withdrawals each Plan Year, on any business date, from his voluntary contribution sub-account and up to two (2) withdrawals each Plan Year, on any business date, from his participant contribution sub-account; provided, however, that after the withdrawal, his Vested Benefit equals or exceeds the amount of the security for his loans, if any, under Section 6.05. The amount credited to his voluntary contribution sub-account and participant contribution sub-account shall be determined on the date of the withdrawal. Any amount withdrawn by a Participant under this Section 6.01 shall be deemed to have been first withdrawn from his voluntary contributions, then from his participant contributions, then from the investment earnings on his voluntary contributions, and finally from the investment earnings on his participant contributions. Withdrawals from the voluntary contribution sub-account and the participant contribution sub-account may be in cash or in SLM Common Stock. Withdrawals shall be made from the investment funds in which the sub-account is invested in accordance with a policy promulgated by the Committee, except that a Participant may not receive a distribution from the SLM Common Stock Fund, if he is restricted from trading in the SLM Common Stock Fund at the time of the distribution. The Committee may establish a minimum amount that may be withdrawn under this Section 6.01, or under this Section 6.01 and any other Section of Article 6, in the aggregate.

6.02 Withdrawals from Rollover Contribution Sub-Accounts. A Participant is entitled to make up to two (2) withdrawals each Plan Year, on any business day, from his Rollover Contribution sub-account; provided, however, that after the withdrawal his Vested Benefit equals or exceeds the amount of the security for his loans, if any, under Section 6.05. The number of withdrawals permitted under this Section 6.02 shall be decreased by the number of any withdrawal from a Participant's voluntary contribution or participant contribution sub-accounts pursuant to Section 6.01, unless the withdrawal pursuant to this Section 6.02 is made on the same date as the withdrawal pursuant to Section 6.01. The amount credited to his Rollover Contribution sub-account shall be determined on the date of the withdrawal. Withdrawals from the Rollover Contribution sub-account may be made only in cash. The Participant may make a withdrawal from his Rollover Contribution sub-account provided that the Participant elects to withdraw, or has already withdrawn, one hundred percent (100%) of the amounts credited to his voluntary contribution and participant contribution sub-accounts. Withdrawals shall be made from each investment fund in accordance with a policy promulgated by the Committee, except that a Participant may not receive a distribution from the SLM Common Stock Fund if he is restricted from trading in SLM Common Stock on the date of the distribution. The Committee may establish a minimum amount that may be withdrawn under this Section 6.02, or under this Section 6.02 and any other Section of Article 6 in the aggregate.

6.03 Withdrawals from Employer Matching Contribution Sub-Accounts, Employer Discretionary Profit-Sharing Contribution Sub-Accounts, Employer Core Contribution Sub-Accounts, and Service Contract Act Contribution Sub-Accounts. A Participant who has completed five (5) Years of Participation in the Plan as of the date of a withdrawal and who has elected to withdraw, or has already withdrawn, one hundred percent (100%) of the amounts credited to his voluntary contribution, participant contribution, and Rollover Contribution sub-accounts is entitled to make up to two (2) withdrawals (per sub-account type) each Plan Year, on any business day, of any part or all of the amount credited to each of the following sub-accounts: his Employer Matching Contribution sub-account (with respect to Employer Matching Contributions made prior to January 1, 2003 only) (referred to as "Pre-2003 Employer Matching Contributions"), his Employer Discretionary Profit-Sharing Contribution sub-account, his Employer Core Contribution sub-account and his Service Contract Act Contribution sub-account, if applicable; provided, however, that after the withdrawal his Vested Benefit equals or exceeds the amount of the security for his loans, if any, under Section 6.05. The amount credited to his Pre-2003 Employer Matching Contribution sub-account, his Employer Discretionary Profit-Sharing Contribution sub-account, his Employer Core Contribution sub-account, and his Service Contract Act Contribution sub-account shall be determined on the date of withdrawal. Withdrawals from the Pre-2003 Employer Matching Contribution sub-account, the Employer Discretionary Profit-Sharing Contribution sub-account, the Employer Core Contribution sub-account and the Service Contract Act Contribution sub-account may be made only in cash. Withdrawals shall be made from the investment funds in accordance with a policy promulgated by the Committee, except that a Participant may not receive a distribution from the SLM Common Stock Fund, if he is restricted from trading in SLM Common Stock on the date of distribution.

6.04 Hardship Withdrawals from Employee Contribution Sub-Accounts. In the event of financial hardship, a Participant may apply to the Plan's third party administrator for the distribution of part or all of the value of the vested portion of his Employee Account (excluding his Qualified Non-Elective Contribution sub-account and amounts credited to his Employer Matching Contribution sub-account and earnings thereon as well as earnings attributable to amounts credited to his Employee Contribution sub-account on or after January 1, 1989) determined as of the date of his hardship withdrawal; provided, however, that the Participant elects to withdraw, or has already withdrawn, one hundred percent (100%) of the amount he is able to withdraw from his voluntary contribution, participant contribution, Rollover Contribution, Pre-2003 Employer Matching Contribution, Employer Discretionary Profit-Sharing Contribution, Employer Core Contribution, and Service Contract Act Contribution sub-accounts, and provided that after the withdrawal his Vested Benefit equals or exceeds the amount of the security for his loans, if any, under Section 6.05. In addition, a hardship withdrawal will only be permitted if the Participant has applied for or received the maximum amount of loans available pursuant to the terms of the Plan. In accordance with procedures established by the Plan's third party administrator, a Participant's hardship withdrawal date is the business day coincident with or immediately following the date the Plan's third party administrator approves his application for the hardship withdrawal. Hardship withdrawals may be made only in cash. Hardship

withdrawals shall be made from the investment funds in accordance with a policy promulgated by the Committee, except that no hardship distribution may be made from the SLM Common Stock Fund if the Participant is restricted from trading in SLM Common Stock at the time he requests the distribution.

A distribution will be on account of financial hardship if the distribution is made both on account of an immediate and heavy financial need of the Participant and is necessary to satisfy such financial need. A distribution from the Plan under this Section 6.04 may be made only for the following types of financial hardships:

(a) expenses for (or necessary to obtain) medical care described in section 213(d) of the Code previously incurred by the Participant, his Spouse, his designated Beneficiary, or his dependents (as defined in section 152 of the Code and without regard to sections 152(b)(1), 152(b)(2), and 152(d)(1)(B) of the Code), which expenses are not covered by insurance;

(b) costs directly related to the purchase of a principal residence for the Participant, excluding mortgage payments;

(c) payment of tuition, related educational fees, and room and board expenses for up to the next twelve months of post-secondary education for the Participant, his Spouse, children, his designated Beneficiary, or dependents (as defined in section 152 of the Code and without regard to sections 152(b)(1), 152(b)(2), and 152(d)(1)(B) of the Code);

(d) payments necessary to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage on that residence; or

(e) funeral or burial expenses for the Participant's deceased parent, Spouse, children, his designated Beneficiary, or dependents (as defined in section 152 of the Code and without regard to section 152(d)(1)(B) of the Code);

(f) expenses for the repair of damage to the Participant's principal residence that would qualify for the casualty deduction under section 165 of the Code (determined without regard to whether the loss exceeds ten percent (10%) of adjusted gross income); or

(g) other events that qualify as a financial hardship distribution as provided for in revenue rulings, notices or other documents of general applicability published by the Internal Revenue Service under section 401(k) of the Code.

A distribution from the Plan for a financial hardship will not exceed the amount required to relieve the financial hardship, taking into account the extent such hardship may be satisfied from other resources that are reasonably available to the Participant. The amount of an immediate and heavy financial need may include any amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution. Unless the Plan's third party administrator has actual knowledge to the contrary, a

distribution will be treated as necessary to satisfy a financial need if the Participant represents in writing or such other form as may be required by the Plan's third party administrator that his financial hardship cannot reasonably be relieved:

(i) through reimbursement or compensation by insurance or otherwise;

(ii) by liquidation of the Participant's assets;

(iii) by cessation of Employee Contributions and After-Tax Contributions;

(iv) by other distributions or nontaxable loans from plans maintained by his Employer or by any other employer, or by borrowing from commercial sources on reasonable commercial terms in an amount sufficient to satisfy the need; or

(v) by cash dividends, if any, paid on the shares of SLM Common Stock in the Participant's Employee Account and available for distribution.

A need cannot reasonably be relieved by one of the actions listed immediately above if the effect would be to increase the amount of the need.

The Employee Contributions and After-Tax Contributions of a Participant who makes a hardship withdrawal will be suspended for the six (6) calendar-month period immediately following the date of his hardship withdrawal. Upon the termination of the six (6) calendar-month period of suspension, a Participant shall be eligible to re-elect to have Employee Contributions and After-Tax Contributions made on his behalf in accordance with Section 3.01(a).

6.05 **Loans**. The Committee will make loans available to all Participants who are parties in interest, as defined in section 3(14) of ERISA, on a reasonably equivalent basis. Such loans will be adequately secured, bear a reasonable rate of interest and be made in accordance with the rules in the Plan Loan Program Procedures, which is incorporated herein by reference.

ARTICLE 7
VESTING

7.01 **Vesting**. The amounts, if any, credited to a Participant's voluntary contribution, participant contribution, Employee Contribution, After-Tax Contribution, Employer Matching Contribution, Employer Discretionary Profit-Sharing Contribution, Service Contract Act Contribution, Qualified Non-Elective Contribution, and Rollover Contribution sub-accounts are nonforfeitable.

A Participant shall become one hundred percent (100%) vested in any amounts credited to his Employer Core Contribution sub-account upon the Participant's completion of one (1) Year of Vesting Service.

Notwithstanding the foregoing, a Participant shall become one hundred percent (100%) vested in all amounts in the Participant's Employee Account upon the earlier of the Participant reaching Normal Retirement Age or upon the Participant's Severance from Service Date, when such severance is due to the Participant's death or Disability. In addition, if a Participant dies on or after January 1, 2007 while performing qualified military service (as defined in section 414(u)(5) of the Code), the Participant shall become one hundred percent (100%) vested in all amounts in the Participant's Employee Account.

ARTICLE 8
DISTRIBUTIONS

8.01 Earliest Time for and Method of Distribution of Benefits.

(a) Except in the case of distributions under Article 6, a Participant's Vested Benefit may be distributed from the Plan no earlier than the Participant's termination of employment, death, Disability, or upon his attainment of age fifty-nine and one-half (59½).

(b) A Participant's entire Plan vested account balance shall be distributable on account of the Participant's severance from employment, regardless of when the severance from employment occurred. However, such a distribution shall be subject to the other provisions of the Plan regarding distributions, other than any provisions that required a separation from service before such amounts may be distributed.

Distributions shall be made in a lump sum, reduced by the outstanding balance of any loan. The Participant or his Beneficiary may elect to have the Participant's Vested Benefit paid (i) all in cash, (ii) all in SLM Common Stock or (iii) in a combination of cash and SLM Common Stock. If the Participant or Beneficiary elects to receive SLM Common Stock, fractional shares of SLM Common Stock will be paid in cash to the Participant or his Beneficiary.

8.02 Time of Payment. Upon a Participant's termination of employment, Disability, or death, the Participant (or his Beneficiary in the case of death) may request a distribution of benefits and such distribution shall be made as soon as administratively feasible after the Trustee receives such request for distribution; except as provided in Section 8.03, a distribution shall not be made to a former Participant who terminated employment, without his consent, before he attains his Normal Retirement Age, unless the distribution is made after the Plan terminates and the Employer and/or Affiliated Employer do not maintain another defined contribution plan, as defined in section 414(i) of the Code, other than an employee stock ownership plan, as defined in section 4975(e)(7) or 409(a) of the Code. The amount of the distribution will be the Participant's Vested Benefit as of the date of distribution.

If a Participant does not request to receive his Vested Benefit at his Severance from Service Date, then the Participant's Employee Account will continue to be subject to adjustments in accordance with Section 5.03.

8.03 Distribution of Small Benefits. Notwithstanding anything in Section 8.02 to the contrary, if the Participant's vested Employee Account balance does not exceed $1,000, his Employee Account balance shall be distributed to him after his Severance from Service Date without his request. If the Participant's vested Employee Account balance exceeds $1,000, then any mandatory distribution of his Employee Account balance before his Normal Retirement Age, to the extent such mandatory distribution is an Eligible Rollover Distribution subject to section 401(a)(31) of the Code, shall be automatically rolled over to an individual retirement account.

The net value of the vested portion of a Participant's account balance shall be determined by including that portion of the account that is attributable to rollover contributions (and earnings allocable thereto) within the meaning of sections 402(c), 403(a)(4), 403(b)(8), 408(d)(3)(A)(ii), and 457(e)(16) of the Code.

8.04 **Latest Time for Distribution**. In no event may a distribution under this Article to a Participant begin later than the sixtieth (60th) day after the latest of the close of the Plan Year in which:

(a) occurs the date on which the Participant attains his Normal Retirement Age;

(b) occurs the fifth (5th) anniversary of the date on which the Participant commenced participation in the Plan; or

(c) the Participant terminates his service with an Employer or Affiliated Employer and is not then reemployed by another Employer or Affiliated Employer.

Notwithstanding the foregoing or any other provision in the Plan, in accordance with section 401(a)(9) of the Code and regulations thereunder, including the minimum distribution incidental benefit requirement of section 401(a)(9)(G) of the Code and sections 1.401(a)(9)-1 through 1.401(a)(9)-9 of the Treasury Regulations, benefit payments shall be made or commenced not later than April 1 of the calendar year following the later of (i) the calendar year in which a Participant attains age seventy and one-half (70½), or (ii) the calendar year in which the Participant retires; provided, however, that benefit payments to a Five Percent Owner shall be made or commence to be made no later than April 1 of the calendar year following the calendar year in which the Participant attains age seventy and one-half (70½). Plan benefits made in accordance with this provision shall be distributed over the life expectancy of the Participant. The Participant's life expectancy will be recalculated annually in accordance with section 401(a)(9)(D) of the Code. If minimum distributions have begun to a Participant pursuant to this paragraph, upon his subsequent termination of employment, his Vested Benefit will be paid to him under the rules in Sections 8.01 and 8.02, but not less rapidly than is required by section 401(a)(9) of the Code. In the case of a Participant's death, the Participant's entire Vested Benefit will be paid to his Beneficiary within five (5) years of the Participant's date of death.

Notwithstanding the preceding paragraph, if the amount of the payment required to commence on the date determined under the above paragraph cannot be ascertained by such date, a payment retroactive to such date shall be made no later than sixty (60) days after the earliest date on which the amount of such payment can be ascertained.

With respect to minimum required distributions under the Plan made on or after January 1, 2003 for calendar years beginning on or after January 1, 2003, the Plan will apply the minimum distribution requirements of section 401(a)(9) of the Code in accordance with

Appendix B to the Plan and the requirements of section 401(a)(9) of the Code and sections 1.401(a)(9)-1 through 1.401(a)(9)-9 of the Treasury Regulations.

Notwithstanding the foregoing provisions of Section 8.04, a Participant or Beneficiary who would have been required to receive required minimum distributions for 2009 but for the enactment of section 401(a)(9)(H) of the Code ("2009 RMDs"), and who would have satisfied that requirement by receiving distributions that are (1) equal to the 2009 RMDs or (2) one or more payments in a series of substantially equal distributions (that include the 2009 RMDs) made at least annually and expected to last for the life (or life expectancy) of the Participant, the joint lives (or joint life expectancy) of the Participant and the Participant's designated Beneficiary, or for a period of at least 10 years ("Extended 2009 RMDs"), will not receive those distributions for 2009, unless the Participant or Beneficiary chooses to receive such distributions. Participants and Beneficiaries described in the preceding sentence will be given the opportunity to elect to receive the distributions described in the preceding sentence. In addition, solely for purposes of applying the direct rollover provisions of the Plan, including but not limited to Section 2.14, 2009 RMDs and Extended 2009 RMDs (both as defined above) will be treated as Eligible Rollover Distributions.

8.05 **Missing Participant or Beneficiary**. Unclaimed benefits shall be canceled and applied to reduce Employer contributions if the Committee has not been able to locate the payee after making reasonable efforts to do so, in accordance with a procedure adopted by the Committee. Upon the cancellation of unclaimed benefits, the Plan shall have no further liability to pay the benefit. However, if the payee later submits a claim for his benefit, the canceled benefit shall be reinstated, without any adjustment for interest or earnings, and the Employer shall make an additional contribution to the Plan to fund the reinstated benefit. Notwithstanding anything in this Section 8.05 to the contrary, in the event any portion of such an Employee Account has been paid to the State pursuant to the State's escheat laws, to the extent permitted under Federal law, the Employee Account will not be reinstated upon the payee's filing of a claim, and the payee must look to the State for payment.

8.06 **Election of Direct Rollover of a Vested Benefit**. Notwithstanding any provision of the Plan to the contrary, a Participant or Qualified Beneficiary may elect, at the time and in the manner prescribed by the Committee, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Participant or Qualified Beneficiary in a Direct Rollover. In addition, notwithstanding the foregoing, solely to the extent permitted under Code Section 402(c)(11) and the regulations and other guidance issued thereunder, with respect to any portion of a distribution from the Plan on behalf of a deceased Participant, if a direct trustee-to-trustee transfer is made to an individual retirement plan described in Code Section 402(c)(8)(B)(i) or (ii), which individual retirement plan is established for the purposes of receiving the distribution on behalf of an individual who is a designated beneficiary (as defined by Code Section 401(a)(9)(E)) of the Participant and who is not the surviving spouse of the Participant, the transfer shall be treated as an Eligible Rollover Distribution for purposes of this Plan and Code Section 402(c). For purposes of this paragraph, to the extent provided in regulations or other guidance prescribed by the Internal Revenue Service under Code Section

402(c)(11), a trust maintained for the benefit of one or more designated beneficiaries shall be treated in the same manner as a trust designated beneficiary.

8.07 **<u>Death of a Participant During Qualified Military Service</u>**. If a Participant dies while performing qualified military service (as defined in section 414(u)(5) of the Code) on or after January 1, 2007, the Participant's Beneficiaries shall be entitled to any additional benefits (other than benefit accruals) under the Plan as if the Participant had died during service with the Employer.

ARTICLE 9
PLAN ADMINISTRATION

9.01 Committee. The Plan shall be administered by the SLM Corporation Retirement Committee, or such other committee as may be, appointed by, and serving at the pleasure of, the management-level Enterprise Risk Committee of the Corporation from time to time.

9.02 Powers and Duties of the Committee. The Committee shall have the discretion to determine all matters relating to eligibility and benefits under the Plan and shall have the discretion to determine all matters relating to the interpretation and operation of the Plan. Decisions of the Committee shall be binding unless arbitrary or capricious. In addition, the Committee shall have the responsibilities and duties described in the Charter of the Committee, as amended from time to time.

9.03 Delegation of Responsibilities. In accordance with the Charter of the Committee, as amended from time to time, the Committee may delegate certain Plan responsibilities to management of the Corporation.

ARTICLE 10
CONTROL AND MANAGEMENT OF ASSETS

10.01 In General.

(a) Trustee. All assets of the Plan shall be held by the Trustee pursuant to the terms of the Trust Agreement not inconsistent herewith. The Trustee shall follow the policies and guidelines of the Committee with respect to the choice of investment alternatives. Each Participant or Beneficiary shall have the right to direct the Trustee with respect to the investment of his Employee Account and the Trustee shall follow the investment directions of the Participant or Beneficiary in accordance with section 404(c) of ERISA. In the event the Participant or Beneficiary fails to provide an investment direction, the Trustee shall invest the Employee Account in the default investment fund selected by the Committee, which may constitute a qualified default investment alternative fund within the meaning of section 404(c)(5) of ERISA.

(b) Named Fiduciary for Investment. The Committee shall serve as the Named Fiduciary and shall develop the overall policies and guidelines for the investment of Plan assets, including the selection of the investment alternatives which are to be made available to Participants.

ARTICLE 11
FIDUCIARY LIABILITY INSURANCE AND INDEMNIFICATION

11.01 Fiduciary Liability Insurance. The Plan may purchase insurance for its fiduciaries or for itself to cover liability or losses occurring by reason of the act or omission of a fiduciary, if such insurance permits recourse by the insurer against such a fiduciary who has committed a breach of fiduciary duties. A fiduciary may purchase insurance to cover his own liability for any act or omission. Each Employer may purchase insurance to cover potential liability of one or more persons who serve in a fiduciary capacity with respect to the Plan. Nothing in this Section 11.01 shall be construed as requiring the purchase of any insurance.

11.02 Indemnity. The Employers may, consistent with applicable law, indemnify the members of the Board of Directors, and the members of the Committee from any liability, loss or other financial consequence with respect to any act or omission relating to the Plan by means other than the provision of fiduciary liability insurance; except that to the extent any such liability, loss or consequence results from a person's gross negligence or willful misconduct, such person shall not be so indemnified. The provisions of Section 11.01 shall apply, to the extent applicable, prior to the provisions of this Section 11.02.

ARTICLE 12
AMENDMENTS TO OR TERMINATION OF THE PLAN

12.01 Right of Corporation to Amend or Terminate the Plan. While it is the intention of the Corporation to continue the Plan indefinitely, the Corporation reserves the right to terminate its contributions or terminate the Plan in whole or in part at any time by an instrument in writing pursuant to authority of a vote of the Board of Directors. The Corporation reserves the right to amend the Plan pursuant to authority granted to the Corporation and may delegate such authority. However, the Plan shall not be amended in such manner as would cause or permit any part of the Fund to be diverted to purposes other than for the exclusive benefit of Participants of the Plan and their Beneficiaries, nor in such manner as would cause or permit any portion of such corpus to revert to, or become the property of, any Employer prior to the satisfaction of all liabilities under the Plan with respect to such Participants or to increase the duties or liabilities of the Trustee without its written consent. Unless otherwise required or permitted by law, no amendment to the Plan shall decrease a Participant's account balance or eliminate an optional form of distribution notwithstanding the preceding sentence. Furthermore, no amendment to the Plan shall have the effect of decreasing a Participant's vested interest determined without regard to such amendment as of the later of the date such amendment is adopted, or the date it becomes effective. Notwithstanding any provision of the Plan to the contrary, effective on or after August 9, 2006, no amendment shall decrease a Participant's or former Participant's accrued benefit under the Plan as of the applicable amendment date, or otherwise place greater restrictions or conditions on a Participant's or former Participant's right to protected benefits under section 411(d)(6) of the Code, even if the amendment merely adds a restriction or condition that is otherwise permitted under the vesting rules in sections 411(a)(3) through (11) of the Code.

12.02 Termination of Plan. In the event that the Plan is terminated or partially terminated or in the event of a complete discontinuance of contributions, the right of all Participants, or those Participants so affected in the case of a partial termination, to benefits accrued under the Plan as of the date of such termination, partial termination or discontinuance of contributions, shall be non-forfeitable; and after providing for the expenses of the Plan, the remaining assets of the Plan shall be allocated by the Committee. Upon complete termination of the Plan, the Committee shall liquidate the entire Fund as soon as administratively practical if the Employers and Affiliated Employers do not maintain another defined contribution plan, as defined in section 414(i) of the Code, other than an employee stock ownership plan, as defined in section 4975(e)(7) or 409(a) of the Code.

12.03 Withdrawal of an Employer. Each Employer which adopts the Plan shall have the right at any time to terminate the Plan as to its employees or to withdraw its share of assets from the Fund while the Plan continues in effect for the employees of each other Employer. In the event of such withdrawal or termination, such Employer shall deliver to the Corporation and the Committee, at least thirty (30) days prior to the effective date of such termination or withdrawal, a certified copy of the vote of its governing body authorizing such termination or withdrawal. The Committee will advise the Trustee to segregate a portion of the Fund representing the interest of the Employees of such Employer in the Fund. The Trustee, as directed by the Committee, shall transfer such assets to a fund exempt under section 501 of the Code for purposes of providing benefits for such Employees under another plan, or if no such fund exists, distribute such assets currently to the Employees of the withdrawing Employer.

12.04 Plan-to-Plan Transfer. Upon the sale of substantially all of the assets and liabilities of an Employer, the Committee may, upon the written request of the purchaser of such assets and liabilities, instruct the Trustee to segregate a portion of the Fund representing the interest in the Fund of Employees who continue employment with such purchaser and to transfer such portion of the Fund to the plan of such purchaser; provided, however, that such purchaser represents to the Committee that the plan is qualified under section 401(a) of the Code and that the benefit of each Employee immediately after the transfer shall be at least equal to the benefit the Employee was entitled to immediately before the transfer.

ARTICLE 13
TOP HEAVY PROVISIONS

13.01 Top Heavy Plan Requirements. Notwithstanding any other provision of the Plan, if for any Plan Year the Plan is determined to be a Top Heavy Plan, then the top heavy minimum benefit requirement of section 416(c) of the Code, as set forth in Section 13.02, shall apply.

13.02 Top Heavy Minimum Contribution Requirement. For any Plan Year with respect to which the Plan is determined to be a Top Heavy Plan, with respect to each Employee who is a Non-Key Employee for such Plan Year, the Top Heavy requirements shall be met by the Plan providing the minimum accrued benefit derived from employer contributions necessary to satisfy the benefit requirement of section 416(c) of the Code.

13.03 Top-Heavy Provisions.

(a) This Section 13.03 shall apply for purposes of determining whether the plan is a Top-Heavy Plan under section 416(g) of the Code and whether the Plan satisfies the minimum benefits requirements of section 416(c) of the Code.

(b) Minimum Benefits/Matching Contributions. Employer matching contributions shall be taken into account for purposes of satisfying the minimum contribution requirements of section 416(c)(2) of the Code, and the Plan. The preceding sentence shall apply with respect to matching contributions under the Plan or, if the Plan provides that the minimum contribution requirement shall be met in another plan, such other plan. Employer matching contributions that are used to satisfy the minimum contribution requirements shall be treated as matching contributions for purposes of the actual contribution percentage test and other requirements of section 401(m) of the Code.

ARTICLE 14
MISCELLANEOUS

14.01 Rights of Employees. Nothing herein contained shall be deemed to give any employee the right to be retained in the employ of the Employer or to interfere with the right of the Employer to discharge such employee at any time, nor shall it be deemed to give the Employer the right to require the employee to remain in its employ, nor shall it interfere with the employee's right to terminate his employment at any time.

14.02 Notice of Address. Each person entitled to benefits under the Plan must inform the Committee, in accordance with a procedure adopted by the Committee, of his post office address and each change of post office address. Any communication, statement or notice addressed to such person at such address shall be deemed sufficient for all purposes of the Plan, and there shall be no obligation on the part of the Employer, the Committee or Trustee to search for or to ascertain the location of such person.

14.03 Data. Each person entitled to benefits under the Plan must furnish to the Committee such documents, evidence, or other information as the Committee considers necessary or desirable for the purposes of administering the Plan or to protect the Plan. The Committee shall be entitled to rely on representations made by employees, Participants and Beneficiaries with respect to age, marital status and other personal facts, unless it knows said representations are false.

14.04 Merger. This Plan shall not be merged into, or consolidated with, nor shall any assets or liabilities be transferred to, any plan under circumstances resulting in a transfer of assets or liabilities from this Plan to another plan, unless immediately after any such merger, consolidation or transfer, each Participant would, if the Plan had then terminated, receive a benefit immediately after the merger, consolidation or transfer which would be equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation or transfer, if the Plan had then terminated.

14.05 Fund to be for the Exclusive Benefit of Participants. The contributions of the Employers to the Fund shall be for the exclusive purpose of providing benefits to the Participants and their Beneficiaries and no part of the Fund shall revert to the Employers, except as follows:

(a) if a contribution is made to the Fund by an Employer under mistake of fact, such contribution shall be returned within one (1) year after its payment; or

(b) if any part or all of a contribution is disallowed as a deduction under section 404 of the Code with respect to an Employer, then to the extent of such disallowance it may be returned to the Employer within one (1) year after the disallowance. Employer contributions made to the Plan are conditioned on deductibility under section 404 of the Code. Notwithstanding the prior sentence, at the election of the Employer, contributions that are not deductible under section 404 of the Code solely because of section 404(a)(7) of the Code may be

maintained in the Plan, provided such contributions do not exceed the greater of (i) the amount of contributions not in excess of six percent (6%) of compensation (within the meaning of section 404(a) of the Code and including any differential wage payment (as defined in section 3401(h)(2) of the Code) made by the Employer) paid or accrued (during the taxable year for which the contributions were made) to beneficiaries under the Plan, or (ii) the sum of Employer Matching Contributions plus the amount of contributions described in section 402(g)(3)(A) of the Code.

14.06 Facility of Payment. If it shall be found that (a) a person entitled to receive any payment under the Plan is physically or mentally incompetent to receive such payment and to give a valid release thereof, and (b) another person or an institution is then maintaining or has custody of such person, and no guardian, committee or other representative of the estate of such person has been duly appointed by a court of competent jurisdiction, the payment may be made to such other person or institution referred to in (b) above, and the release of such other person or institution shall be a valid and complete discharge for the payment.

14.07 Restrictions on Alienation. Except with respect to the (a) creation, assignment, or recognition of a right to a benefit payable with respect to a Participant pursuant to a qualified domestic relations order (as defined in section 414(p) of the Code) and, (b) the creation, assignment, or recognition of a right to a benefit payable to the Plan pursuant to section 401(a)(13)(C) of the Code, no benefit payable under the Plan to any person shall be subject to any manner of anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be void; and no such benefit shall in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements, or torts of any person nor shall it be subject to attachment or legal process for, or against, any person, and the same shall not be recognized under the Plan. Distributions may be made to an alternate payee pursuant to a qualified domestic relations order (as defined in section 414(p) of the Code) before the Participant attains the earliest retirement date, as defined in section 414(p)(4)(B) of the Code, under the Plan.

14.08 Headings. The headings of the Plan are inserted for convenience and reference only and shall have no effect upon the meaning of the provisions hereof.

14.09 Construction. The Plan shall be construed, regulated and administered under the laws of the state of Delaware, except that if any such laws are superseded by any applicable Federal law or statute, such Federal law or statute shall apply.

14.10 Exclusion and Severability. Each provision hereof shall be independent of each other provision hereof and if any provision of the Plan proves to be, or is held by any court, or tribunal, board or authority of competent jurisdiction to be void or invalid as to any Participant or group of Participants, such provision shall be disregarded and shall be deemed to be null and void and not part of the Plan. However, such invalidation of any provision shall not otherwise impair or affect the Plan or any of the other provisions or terms hereof.

14.11 Special Rule Relating to Military Service. Notwithstanding any provision in this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with section 414(u) of the Code and the mandatory provisions of the Heroes Earnings Assistance and Relief Tax Act of 2008.

14.12 Application of Forfeitures. Forfeitures arising under the Plan with respect to an Employer's Participants shall be applied, at the discretion of that Employer, either to reduce that Employer's contributions in such proportions as that Employer may direct or to pay administrative expenses of the Plan. Non-vested amounts shall be forfeited from a Participant's Employee Account upon the earlier of (a) the date the entire vested portion of the Participant's Employee Account is distributed and (b) the date the Participant incurs a five (5)-year Period of Severance; provided that in the event such forfeiture occurs as of the date the entire vested portion of the Participant's Employee Account is distributed, such previously forfeited amount (without any adjustment for earnings) shall be reinstated on behalf of the Participant only if such Participant becomes re-employed before he incurs a five (5)-year Period of Severance, and the Participant repays back to the Plan the entire amount of the previous distribution before the earlier of (i) five (5) years after the first date on which the Participant is subsequently reemployed by the Employer, or (ii) the close of the first five (5)-year Period of Severance commencing after the date of distribution.

14.13 Contractual Limitation Period. No action at law or in equity shall be brought to recover benefits under the Plan until the mandatory appeal rights described in the Plan have been exercised and the Plan benefits requested in such appeal have been denied in whole or in part.

If any judicial proceeding is undertaken to appeal the denial of a claim, challenge the amount of any benefit under the Plan or bring any other action under ERISA other than a breach of fiduciary duty claim, any such judicial proceeding must be filed within the earlier date of the following: (a) ninety (90) days after the final decision on any administrative claim for benefits submitted to the Committee; or (b) within three (3) years after the date when the Participant or Beneficiary submits their authorization to commence payment of the Plan benefits at issue in the judicial proceeding.

The evidence presented in such a judicial proceeding will be strictly limited to the evidence timely presented to the Committee (or its designee).

ARTICLE 15
SPECIAL PROVISIONS APPLICABLE TO CORPORATE TRANSACTIONS

15.01 Special Vesting Provisions. The following provisions shall apply in determining a Participant's Vested Benefit.

(a) Former Employees of EFCI, Inc. Any Employee who becomes an employee of Education First Marketing L.L.C., effective January 1, 1997, shall be one hundred percent (100%) vested in his Employee Account at all times, provided his immediately preceding employer was EFCI, Inc. Notwithstanding the foregoing, amounts in any such Employee's Employer Core Contribution sub-account shall become one hundred percent (100%) vested upon the Employee's completion of one (1) Year of Vesting Service.

(b) Employees of Kaludis Consulting Group, Inc. Any Employee of Kaludis Consulting Group, Inc. whose Employment Commencement Date is prior to January 1, 1998, shall be one hundred percent (100%) vested in his Employee Account at all times. However, if an Employee described in the prior sentence incurs a Severance from Service Date and is subsequently reemployed by the Employer, any benefit accrued on or after the Reemployment Commencement Date shall not be subject to this special vesting provision, but shall be subject to the general vesting provisions described in Article 7. Notwithstanding the foregoing, amounts in any such Employee's Employer Core Contribution sub-account shall become one hundred percent (100%) vested upon the Employee's completion of one (1) Year of Vesting Service.

(c) Former Employees of USA Group. Individuals who were employed by USA Group on July 31, 2000, and who became eligible to be Participants in the Plan on August 1, 2000 shall be one hundred percent (100%) vested in any Employer Matching Contributions at all times.

(d) An individual described in Section 1.02(b) or 1.02(c) shall be one hundred percent (100%) vested in the portion of his Employer Matching Contribution and Employer Core Contribution sub-accounts invested in the SLM Stock Fund as of April 30, 2014.

(e) Matching contributions made to the Sallie Mae Retirement Savings Plan on behalf of a Participant prior to July 1, 2004 and transferred to the Participant's Employee Account under this Plan on or as soon as practicable after January 1, 2010 shall become vested in accordance with the following schedule:

Years of Vesting Service	**Percent Vested**
Less than one	0%
1 year	0%
2 years	50%
3 years	100%

(f) Matching contributions made to the Pioneer Credit Recovery 401(k) Savings Plan that were transferred to the Sallie Mae Retirement Savings Plan on January 1, 2005 and again transferred to the Participant's Employee Account under this Plan on or as soon as practicable after January 1, 2010 shall become vested in accordance with the following schedule:

Years of Vesting Service	**Percent Vested**
Less than one	0%
1 year	20%
2 years	40%
3 years	60%
4 years	80%
5 years	100%

15.02 USA Group Special Provisions.

(a) EIP Account Provisions. The following provisions shall apply to individuals who were employed by USA Group on July 31, 2000, who were eligible to and became Participants in the Plan on August 1, 2000, and who had "EIP Accounts" under the USA Group Plan (as described in Supplement C to the USA Group Plan ("Supplement C")) (hereinafter referred to as "USA Group/EIP Participants").

(i) Vesting. USA Group/EIP Participants shall be one hundred percent (100%) vested in their EIP Accounts as of August 1, 2000.

(ii) In-Service Withdrawals. USA Group/EIP Participants shall be permitted to take in-service withdrawals of the amounts credited to their EIP Accounts at any time in the form of a single lump sum representing all or a portion of the amount credited to the EIP Account in accordance with procedures established by the Committee.

(iii) Distributions. USA Group/EIP Participants shall be permitted to take distributions of amounts credited to their EIP Accounts only in the form of a single lump sum representing the entire amount credited to the EIP Account following their termination of employment and in accordance with procedures established by the Committee.

15.03 Southwest Student Services Corporation Special Provisions. With respect to any individual who is employed by Southwest Student Services Corporation on March 31, 2005, and who becomes a Participant in the Plan on April 1, 2005, such individual shall be one hundred percent (100%) vested in his Southwest plan account transferred to the Plan.

ARTICLE 16
SIGNATURE

The Plan as herein amended and restated has hereby been approved and is adopted effective as of the dates set forth herein on the date set forth below.

Bonnie Rumbold

Bonnie Rumbold

Senior Vice President and

Chief Human Resources Officer

Dated: December 7, 2017

APPENDIX A
SALLIE MAE 401(K) SAVINGS PLAN
PARTICIPATING EMPLOYERS

As of the date of this Plan restatement the following Employers participate in the Sallie Mae 401(k) Savings Plan:

- Upromise, Inc.
- Sallie Mae Bank
- SMB Servicing Company, Inc.
- SMB Business Development, Inc.
- SMB IT, Inc.
- SMB Shared Services, Inc.

APPENDIX B

ADDITIONAL PROVISIONS RELATED TO REQUIRED MINIMUM DISTRIBUTIONS

Effective for calendar years on and after January 1, 2003, the minimum required distributions made to Participants pursuant to Section 8.04 shall be made in accordance with the following provisions:

B.1 The Vested Benefit of each Participant who is a five percent (5%) owner (as defined in section 416(i) of the Code, but without regard to the top-heavy status of the Plan) shall be distributed or shall commence to be distributed, in accordance with section 401(a)(9) of the Code and the regulations issued thereunder, no later than the April 1 following the close of the calendar year in which the Participant attains age 70½, regardless of whether his employment is terminated as of such date. The Vested Benefit of each Participant who is not a five percent (5%) owner shall be distributed or shall commence to be distributed, in accordance with section 401(a)(9) of the Code and the regulations issued thereunder, no later than the April 1 following the later of: (a) the calendar year in which the Participant attains age seventy and one-half (70½), or (b) the calendar year in which the Participant terminates employment. All distributions under this Plan shall comply with the incidental death benefit requirements of section 401(a)(9)(G) of the Code and the regulations (including section 1.401(a)(9)-2 of the Treasury Regulations) and other guidance issued thereunder.

B.2 The provisions of this Section B.2 will apply for purposes of determining required minimum distributions for calendar years beginning with the 2003 calendar year. The requirements of this Section B.2 will take precedence over any inconsistent provisions of the Plan. All distributions required under this Section will be determined and made in accordance with the Treasury Regulations under section 401(a)(9) of the Code.

(a) Time and Manner of Distribution. The Participant's entire interest will be distributed, or begin to be distributed, to the Participant no later than the Participant's Required Beginning Date. If the Participant dies before distributions begin, the Participant's entire interest will be distributed, or begin to be distributed, no later than as follows:

(1) If the Participant's surviving Spouse is the Participant's sole Designated Beneficiary, then distribution of the Participant's Vested Benefit shall be made to the surviving Spouse pursuant to Section 8.04.

(2) If the Participant's surviving Spouse is not the Participant's sole Designated Beneficiary, then distribution of the Participant's Vested Benefit shall be made to the Designated Beneficiary pursuant to Section 8.04.

(3) If there is no Designated Beneficiary as of the date of the Participant's death, the Participant's Vested Benefit will be distributed pursuant to Sections 2.04, 8.04 and 8.05.

(4) If the Participant's surviving Spouse is the Participant's sole Designated Beneficiary and the surviving Spouse dies after the Participant but before distributions to the surviving Spouse begin, this Section B.2(a), other than Section B.2(a)(1), will apply as if the surviving Spouse were the Participant.

For purposes of this Section B.2(a) and Section B.2(d), unless Section B.2(a)(4) applies, distributions are considered to begin on the Participant's Required Beginning Date. If Section B.2(a)(4) applies, distributions are considered to begin on the date distributions are required to begin to the surviving Spouse under Section B.2(a)(1).

(b) Forms of Distribution. Unless the Participant's interest is distributed in a single sum on or before the Required Beginning Date, as of the first Distribution Calendar Year distributions will be made in accordance with Sections B.2(c) and B.2(d).

(c) Required Minimum Distributions During Participant's Lifetime. During the Participant's lifetime, the minimum amount that will be distributed for each Distribution Calendar Year is the lesser of:

(1) the quotient obtained by dividing the Participant's 401(a)(9) Account Balance by the distribution period in the Uniform Lifetime Table set forth in section 1.401(a)(9)-9 of the Treasury Regulations, using the Participant's age as of the Participant's birthday in the Distribution Calendar Year; or

(2) if the Participant's sole Designated Beneficiary for the Distribution Calendar Year is the Participant's Spouse, the quotient obtained by dividing the Participant's 401(a)(9) Account Balance by the number in the Joint and Last Survivor Table set forth in section 1.401(a)(9)-9 of the Treasury Regulations, using the Participant's and Spouse's attained ages as of the Participant's and Spouse's birthdays in the Distribution Calendar Year.

Required minimum distributions will be determined under this Section B.2(c) beginning with the first Distribution Calendar Year and up to and including the Distribution Calendar Year that includes the Participant's date of death.

(d) If the Participant dies on or after the date distributions begin, the Participant's entire remaining interest under the Plan will be distributed in accordance with Section B.2(a).

(e) For purposes of this Section B.2, the following terms shall have the meanings as set forth below unless the context requires otherwise:

(1) Designated Beneficiary. The individual who is the Beneficiary and is the Designated Beneficiary under section 401(a)(9) of the Code and section 1.401(a)(9)-4, Q&A-1, of the Treasury Regulations.

(2) Distribution Calendar Year. A calendar year for which a minimum distribution is required. For distributions beginning before the Participant's death, the first Distribution Calendar Year is the calendar year immediately preceding the calendar year which contains the Participant's Required Beginning Date. For distributions beginning after the Participant's death, the first Distribution Calendar Year is the calendar year in which distributions are required to begin under Section B.2(a). The required minimum distribution for the Participant's first Distribution Calendar Year will be made on or before the Participant's Required Beginning Date. The required minimum distribution for other Distribution Calendar Years, including the required minimum distribution for the Distribution Calendar Year in which the Participant's Required Beginning Date occurs, will be made on or before December 31 of that Distribution Calendar Year.

(3) Participant's 401(a)(9) Account Balance. The Vested Benefit balance as of the last valuation date in the calendar year immediately preceding the Distribution Calendar Year (valuation calendar year) increased by the amount of any contributions made and allocated or forfeitures allocated to the Vested Benefit balance as of dates in the valuation calendar year after the valuation date and decreased by distributions made in the valuation calendar year after the valuation date. The Vested Benefit balance for the valuation calendar year includes any amounts rolled over or transferred to the Plan either in the valuation calendar year or in the Distribution Calendar Year if distributed or transferred in the valuation calendar year.

(4) Required Beginning Date. The date specified in Section 8.04, as applicable.